EXHIBIT 2.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE COMMISSION.***

Table of contents
Clause heading and number	Page number

1.	DEFINITIONS AND INTERPRETATION	1
2.	AGREEMENT TO SELL SHARES	8
3.	CONDITIONS	8
4.	CONDUCT PRIOR TO COMPLETION	9
5.	CONSIDERATION	13
6.	COMPLETION	13
7.	COMPLETION ADJUSTMENTS	16
8.	WARRANTIES AND INDEMNITIES	19
9.	LIMITATIONS ON WARRANTIES AND PURCHASER'S REMEDIES	23
10.	UNDERTAKINGS FROM THE PARTIES	23
11.	CONFIDENTIAL INFORMATION AND RECORDS	26
12.	FURTHER ASSURANCE	27
13.	PAYMENT IN RESPECT OF WARRANTIES AND INDEMNITIES	27
14.	COSTS	27
15.	ANNOUNCEMENTS	27
16.	VARIATIONS	28
17.	GOVERNING LAW AND JURISDICTION	28
18.	NOTICES	28
19.	ASSIGNMENT	28
20.	GUARANTEE	29
21.	GENERAL	30
22.	COUNTERPARTS	31
SCHEDULE 1		32
PART A		32
Vendor’s Completion Obligations		32
PART B		33
Purchaser’s Completion Obligations		33
SCHEDULE 2		34
SCHEDULE 3		36
PROPERTY		36
SCHEDULE 4		37
WARRANTIES		37
SCHEDULE 5		61
LIMITATION ON VENDOR'S LIABILITY		61
SCHEDULE 6		65
THE COMPANY		65
SCHEDULE 7		66
TAX COVENANT		66
SCHEDULE 8		76
PENSIONS		76
SIGNATURE PAGE		80

CONFIDENTIAL TREATMENT

DATED 25 AUGUST 2005

(1) UCB PHARMA LIMITED

- and -

(2) INYX EUROPE LIMITED

- and -

(3) INYX, INC.

AGREEMENT
for the
Sale and Purchase of the entire Issued Share Capital of
Celltech Manufacturing Services Limited

100 Fetter Lane
London EC4A 1BN

Tel: 020-7242 1011 • Fax: 020 -7894 6550

CONFIDENTIAL TREATMENT

THIS AGREEMENT is made by way of deed the 25 day of August 2005

BETWEEN:

(1)	UCB PHARMA LIMITED a company registered in England whose registered office is at 208 Bath Road, Slough, Berkshire SL1 3WE (company number 00209905) (“the Vendor”);

(2)	INYX EUROPE LIMITED a company registered in England whose registered office is at 6 Seymour Court, Manor Park, Runcorn, Cheshire WA7 1SY (company number 5370001) (“the Purchaser”); and

(3)	INYX, INC. a corporation organised under the laws of Nevada whose principal office is at 825 Third Avenue, 40th Floor, New York, United States (“the Guarantor”).

WHEREAS:

(A)	The Company as defined below is a private company wholly owned by the Vendor. Further particulars of the Company are set out in Schedule 6.

(B)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and subject to the conditions of this Agreement.

(C)	The Guarantor is the holding company of the Purchaser and is willing to guarantee the obligations of the Purchaser under this Agreement.

(D)	It is the intention of the parties that this Agreement be executed as a deed.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules. References to Clauses are to Clauses in this Agreement.

1.2	In this Agreement the following words and expressions shall have the following meanings:-

“Accounts”

the audited profit and loss account and a statement of cash flow prepared in accordance with FRS1 of the Company for the accounting period ended on, and the audited balance sheet of the Company as at, the Accounts Date and all notes, reports and other documents annexed to them in accordance with any legal requirement;

CONFIDENTIAL TREATMENT

“Accounts Date”	31 December 2004;
“Agreed Form”	a document in a form approved and for the purposes of identification signed by or on behalf of the parties to this Agreement;
“Ancillary Agreements”	the Manufacturing Agreement, the Services Agreement and the Transitional Services Agreement;
“Bank Debt”	debts owed by the Company to its banks and any finance houses on the Completion Date but for the avoidance of doubt not monies outstanding on hire purchase agreements;
“Business”	the business carried on by the Company as at, and prior to, the date of this Agreement and includes any part or parts of such business;
“Business Day”	a day (other than a Saturday, Sunday or public holiday in England and Wales);
“Business Intellectual Property Rights”	all Intellectual Property Rights owned or used by the Company in connection with the Business, save for the names UCB and Celltech;
“Cash”	the cash at bank and any other immediately available funds of the Company at Completion;
“Completion Statement”	the statement of the Cash and Debt and Working Capital calculated as at Completion;
“Company”	Celltech Manufacturing Services Limited the full details of which are provided in Schedule 6;
“Completion”	the completion of the sale and purchase of the Shares by the performance by the parties of their respective obligations under Clause 6 and Schedule 1;
“Completion Date”	the 31st August 2005 or in accordance with Clause 3.2.3, the 30th September 2005;
“Consideration”	the sum referred to in Clause 5.1;
“Dangerous Substance”

any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare (including controlled, clinical, hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);

CONFIDENTIAL TREATMENT

“Debt”	the Bank Debt and Intra-Group Debt;
“Deferral Amount”	€8,000,000;
“Deed of Charge”

the deed of charge in the form provided by Westernbank Puerto Rico and in the like form to that given to Westernbank Puerto Rico in respect of the second charge over the assets of the Company granted to the Vendor;

“Disclosure Letter”

the letter of the same date as the date of this Agreement disclosing exceptions to and information requested by the Warranties which has been delivered to the Purchaser prior to the execution of this Agreement;

“Dunstable Business”	the warehouse business carried on by the Vendor at its premises in Dunstable;
“Event”	has the same meaning as in the Tax Covenant;
“Environment”

means:

(a) land, including surface and subsurface;

(b) water, including coastal and inland waters, surface waters and ground waters;

(c) air, including air inside buildings or other natural or man-made structures; and

(d) any living systems or organisms supported by the media set out in (a), (b) or (c) above;

“Environmental Law”

any and all laws, statutes, secondary and subordinate legislation, by-laws, regulations, directives, rules, codes of practice, circulars, guidance, common law, notices under legislation, judgments, orders and decisions, interpretations of any laws by any Regulatory Authority and international and EU treaties and requirements and conditions of any Environmental Licence concerning the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance;

CONFIDENTIAL TREATMENT

“Environmental Licence”	any Licence required under or in relation to any Environmental Law;
“Environmental Warranties”	the Warranties given in paragraph 10 of Schedule 4;
“FA”	Finance Act;
“Intellectual Property Rights”

all industrial and intellectual property rights existing in any part of the world including United Kingdom and foreign patents, utility models, trade marks or trade names, rights to prevent passing off or unfair competition, service marks, registered designs, design rights, know-how, computer software and copyrights (in each case whether registered or not) and applications for the same including rights in and to the confidential information and know-how, rights in and to databases and any intellectual property licence from third parties or to third parties;

“Interest or Penalty”	includes, in relation to Tax, interest or penalties under the Payment Regulations;
“Inter-Creditor Deed”	the deed in the form provided by Westernbank Puerto Rico between the Vendor and Westernbank Puerto Rico in respect of charges held over the Company’s assets;
“Intra Group Debt”

the amount (net of any amount owed by the Vendor or any member of the Vendor’s Group to the Company) owed by the Company to the Vendor or any member of the Vendor’s Group at the Completion Date including interest accrued thereon (excluding trade debt incurred in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms but including any amounts due in respect of group relief surrenders);

“Licence”	any permit, licence, authorisation, permission, accreditation, consent, registration, certification, exemption or other approval;
“Manufacturing Agreement”	the agreement dated on or about the date of this Agreement between the Vendor, the Company and the Guarantor;

CONFIDENTIAL TREATMENT

“Material Adverse Event”

(a)  any event, circumstance, or development (including an interruption in the Business or loss of a customer or source of supply) in relation to the Business specifically and not businesses generally; or

(b)  any breach of the Warranties or of any other provision of this Agreement by the Vendor which, if capable of remedy, has not been remedied before Completion to the satisfaction of the Purchaser,

which, in the case of either or both of (a) and (b) above, has or is reasonably likely to have a material adverse effect on the trading performance, financial position or the financial or commercial prospects of the Company or of the Business;

“Payment Regulations”	Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175);
“Pension Scheme”	The Celltech Pension Scheme and Life Assurance Scheme;
“Property”	the property short particulars of which are set out in Schedule 3;
“Product Liability Insurance Policy”	the insurance policy in the Agreed Form;
“Purchaser’s Group”	the Purchaser and any subsidiary or holding company of the Purchaser or any holding company or subsidiary of such holding company or subsidiary;
“Purchaser’s Solicitors”	Allen & Overy LLP, One New Change, London EC4M 9QQ;
“Regulatory Authority”	any authority, agency, department (including any governmental department or agency) or other person having authority under, or jurisdiction in respect of, any Environmental Law;
“Relevant Property”	any property or part thereof now or previously owned, leased, occupied or controlled by the Company;
“Relief”	has the same meaning as in the Tax Covenant;

CONFIDENTIAL TREATMENT

“Remedial Action”

(a)  any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Dangerous Substance in or on the Environment; or

(b)  any investigation, sampling or monitoring in connection with any such works or action;

“Remediation Plan”	the MHRA remediation plan in the Agreed Form;
“subsidiary” and “holding company”

a subsidiary and holding company as defined in Sections 736 and 736A of the Companies Act 1985 as in force at the date of this Agreement notwithstanding any repeal, modification or re-enactment thereof after that date;

“Security Interest”

any encumbrance or security interest whatsoever including any charge, mortgage, floating charge, pledge, hypothecation, assignment in security, lien, right of pre-emption, option, right to acquire, conversion right, third party right, interest (legal or equitable) and claim, right of set-off, right of counterclaim or title retention, or an agreement or commitment to create any of them;

“Services Agreement”	the agreement dated on or about the date of this Agreement between the Company, the Guarantor and the Vendor;
“Shares”	the 1,000 ordinary shares of £1 in the capital of the Company being the entire issued share capital of the Company;
“Sterile Production Unit”	means the sterile production facility of the Business at the Property;
“***”	***
“Tax” and “Taxation”	has the same meaning as in the Tax Covenant;
“Tax Authority”	has the same meaning as in the Tax Covenant;
“Taxes Act” or “ICTA”	Income and Corporation Taxes Act 1988;
“Tax Covenant”	the tax covenant set out in Schedule 7;

CONFIDENTIAL TREATMENT

“TCGA”	Taxation of Chargeable Gains Act 1992;
“TMA”	Taxes Management Act 1970;
“Transaction Documents”

this Agreement, the Disclosure Letter, the Ancillary Agreements and each of the documents referred to in this Agreement as being in the Agreed Form and any document from time to time entered into pursuant to the terms of this Agreement or any other such document;

“Transitional Services Agreement”	the agreement dated on or about the date of this Agreement between the Company, the Guarantor and the Vendor;
“Vendor’s Group”

the Vendor and any subsidiary or holding company of the Vendor or any holding company or subsidiary of such holding company or subsidiary (other than, except as expressly set out in this Agreement, the Company);

“Vendor’s VAT Group”	the VAT Group of which a member of the Vendor’s Group is the representative member;
“Vendor’s Solicitors”	Beachcroft Wansbroughs, 100 Fetter Lane, London, EC4A 1BN;
“Warranties”	the representations and warranties given pursuant to Clause 8.1 and set out in Schedule 4; and
“Working Capital”

the aggregate of the stock (net of any provisions) of the Company and receivables of the Company (net of any VAT and any provisions for bad or doubtful debts) less creditors and any current liabilities of the Company (in each case as at Completion) provided that: (i) Cash, Debt and Tax (including deferred tax) shall be excluded from the calculation; and (ii) the amount of the relevant assets and relevant liabilities shall be calculated in accordance with the Company’s accounting principles, bases, methods, policies and practices as applied in the Accounts and on the same basis as set out in Schedule 2.

1.3
Except where otherwise expressly stated references in this Agreement to statutory provisions shall be construed as references to those provisions as modified or re-enacted from time to time (whether before or after the date of this Agreement) and any subordinate legislation made under such provisions.

CONFIDENTIAL TREATMENT

1.4	The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.5	Unless the context does not so admit, reference to an individual or individuals shall include his or their respective personal representatives.

1.6
Reference in this Agreement to the singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter and reference to a person shall include bodies corporate, unincorporated associations and partnerships.

1.7	The words include and including shall mean include without limitation and including without limitation, respectively

2.	AGREEMENT TO SELL SHARES

2.1
The Vendor shall sell and transfer to the Purchaser the Shares free from all Security Interests and with all rights and benefits attached or accruing to the Shares (including without limitation the right to receive any distributions or dividends) and the Purchaser (relying as the Vendor hereby acknowledges, on the Warranties, indemnities, covenants and other obligations given or undertaken in this Agreement) shall purchase the Shares from the Vendor.

2.2	The Vendor covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares on the terms set out in this Agreement.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3.	CONDITIONS

3.1	Completion of the sale and purchase of the Shares is dependent on the satisfaction (or, if applicable, waiver by the Purchaser) of the following conditions:

3.1.1
the Company having, or retaining, all Licences (including all Licences issued pursuant to the Medicines for Human Use (Marketing Authorisation etc.) Regulations 1994 (the “MHRA”) required for and material to the carrying on the Business in the places and in the manner in which the Business is now carried on and as it will be carried on after Completion in order for the Company to fulfil its obligations under its current contractual commitments (and under those contractual commitments which are (or are to be) entered into on or before Completion in accordance with this Agreement, including the Manufacturing Agreement), and all such Licences being in full force and effect and not being subject to revocation or suspension (in whole or in part) or to notice thereof nor being subject to any terms, conditions, qualifications or restrictions save as have been specifically disclosed in writing to the Purchaser before the date of this Agreement; and

CONFIDENTIAL TREATMENT

3.1.2	there not having occurred a Material Adverse Event before Completion.

3.2
If the conditions in Clause 3.1 are not satisfied on 31st August, 2005 or waived in writing by the Purchaser on or before 31st August, 2005 then, unless the parties shall otherwise in writing agree, the Purchaser may in its absolute discretion and without prejudice to any other right or remedy available to it:

3.2.1	waive any or all of those conditions (in whole or in part); or

3.2.2
terminate this Agreement in which case the provisions of this Agreement (with the exception of those set out in Clauses 1, 9, 11, 14, 15, 16, 17, 18, 19, 21 and 22 which shall continue in full force and effect) shall forthwith terminate and cease to be of effect and save as aforesaid and save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist, no party hereto shall have any claim against, or any further liability to, any other party under or pursuant to the provisions of this Agreement; or

3.2.3	with the consent of the Vendor defer Completion to 30th September 2005, in which event the provisions of this Agreement shall apply as if that date were the date originally set for Completion.

3.3	The Vendor shall use all reasonable endeavours to ensure the satisfaction of the conditions referred to in Clause 3.1.

3.4
Each party promptly shall make its filings and submissions and shall take all reasonable actions necessary, proper or advisable under applicable laws to obtain any required approval of any governmental entity with jurisdiction over the transactions contemplated hereby.

3.5
If at any time any party becomes aware of any circumstances that may give rise to non-fulfilment of any of the conditions referred to in Clause 3.1 that party shall as soon as practicable give to the other party written particulars of those circumstances.

4.	CONDUCT PRIOR TO COMPLETION

4.1	The Vendor undertakes to the Purchaser that pending Completion the Vendor will procure that:

4.1.1	the Company will use all reasonable endeavours to maintain the levels and quality of stock, work in progress and materials consistent with past practice;

4.1.2	the Company will use all reasonable endeavours to maintain and to deal with debtors in amounts and in a manner consistent with past practice;

4.1.3
the Company will pay its creditors within the times agreed with them and without prejudice to be generality of the foregoing will use all reasonable endeavours to maintain and to deal with creditors in amounts and in a manner consistent with past practice; and

CONFIDENTIAL TREATMENT

4.1.4
without prejudice to Clauses 4.1.1 to 4.1.3 and to Clause 4.2, the Business will continue to be carried on in its usual course in the same manner as it is presently carried on in all material respects as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern.

4.2
Pending Completion, the Vendor shall procure that the Company shall comply with the reasonable instructions of the Purchaser and its representatives in connection with the day to day operation of the Company. The Vendor shall procure that, except with the written consent of the Purchaser, the Company shall not take any step which is outside of the ordinary course of business and, in particular, shall not do any of the following which (save as stated therein) are agreed as not being in the usual and ordinary course of business:

4.2.1	incur any expenditure exceeding ***on capital account; or

4.2.2	dispose of, or create any encumbrance in respect of, any part of its assets except in the ordinary course of trading; or

4.2.3	borrow any money (except borrowings from its bankers not exceeding ***) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

4.2.4	enter into any unusual or abnormal contract or commitment; or

4.2.5	grant any lease or third party right in respect of the Property or any part of it or transfer or otherwise dispose of the Property or any part of it; or

4.2.6	make any loan; or

4.2.7	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms; or

4.2.8	fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

4.2.9	contravene any statute, order, regulation or the like; or

4.2.10	do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any Licence held by it; or

4.2.11	grant any power of attorney; or

4.2.12	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position materially less favourable than at the date of this Agreement; or

CONFIDENTIAL TREATMENT

4.2.13	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

4.2.14	make any change in the terms and conditions of employment of any of its directors or employees or employ or terminate (except for good cause) the employment of any person; or

4.2.15
make, or announce to any person any proposal to make, any change or addition to any retirement benefit of, or in respect of, any of its directors, employees, former directors or former employees (or any dependant of any such person) or to the relevant Disclosed Scheme (as defined in Schedule 4) other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or

4.2.16
grant or create, or announce to any person any proposal to grant or create, any additional retirement benefit or take any action or allow any action to be taken in relation to the relevant Disclosed Scheme (as defined in Schedule 4) other than in the ordinary course of administering the relevant Disclosed Scheme or omit to take any action necessary or prudent for the ordinary proper operation of the relevant Disclosed Scheme; or

4.2.17	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

4.2.18	create, issue, purchase or redeem any class of share or loan capital; or

4.2.19	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise save as may be required to approve or implement matters required under this Agreement; or

4.2.20	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

4.2.21	agree, conditionally or otherwise, to do any of the foregoing.

4.3
Pending Completion (and provided that all reasonable efforts are made to avoid or to minimise any disruption to the carrying on of the Business in its usual and ordinary course) the Purchaser and any person authorised by it shall be given full access at all times to the Business including for the purposes of:

4.3.1	carrying out a site and asset assessment (including inventory sampling);

4.3.2
accessing all documents, records, correspondence and information relating to the Business including those relevant to obtaining or maintaining the MHRA permits or to the title of the proprietor thereof; and

4.3.3	accessing the books and records of the Business.

CONFIDENTIAL TREATMENT

The Vendor shall procure that directors and employees of the Vendor and of the Company shall be instructed to give promptly all such information and explanations in relation to the Business and its affairs as the Purchaser or any such person may reasonably request.

4.4
Until Completion, and except with the written consent of the Purchaser, the Vendor shall not, and shall procure that the Company shall not, do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be reasonably likely to result) in any of the Warranties being untrue or inaccurate in any material respect as if repeated at Completion.

4.5	The Vendor shall promptly notify the Purchaser of:

(a)
any matter or thing which becomes known to it before Completion which constitutes a material breach of any of the Warranties or which would be a material breach if the matter or thing had occurred on or before the date of this Agreement; and

(b)	any event, circumstance or development that constitutes or may constitute a Material Adverse Event.

4.6	Prior to Completion, the Vendor shall use its reasonable efforts to procure that, to create a Cash free and Debt free position in the Company for the purposes of this Agreement:

4.6.1
the Company shall repay the Bank Debt (plus any interest accrued thereon and any fees or other amounts payable to the lenders or arrangers) to the fullest extent possible having regard to the reasonable working capital requirements of the Company for the period until Completion;

4.6.2
to the extent that, following any payments contemplated by Clause 4.6.1 above, the Company holds cash in excess of its reasonable working capital requirements for the period until Completion, the Company shall repay the Intra-Group Debt (plus any interest accrued thereon) to the fullest extent possible having regard to the reasonable working capital requirements of the Company for the period until Completion;

4.6.3
to the extent that, following any payments contemplated by Clause 4.6.2 above, the Company holds cash in excess of its reasonable working capital requirements for the period until Completion, the Company shall distribute such excess cash to the Vendor.

4.7
The Vendor shall procure that, in the period prior to Completion, the Company implements the Remediation Plan in accordance with its terms. The Vendor shall indemnify the Purchaser in respect of and shall pay to the Purchaser (or as it may direct) promptly after being requested to do so an amount equal to all of the costs incurred by the Company, whether before (but only to the extent that these have not already been accrued so as to reduce the Working Capital or paid by the Vendor prior to Completion) or after Completion, in implementing the Remediation Plan, only to the extent that such costs are within a budget contained in the Remediation Plan.

CONFIDENTIAL TREATMENT

4.8
In the period between the date of this Agreement and Completion, the Vendor undertakes to the Purchaser that it shall co-operate and procure that the Company shall co-operate with the Purchaser to ensure that any reasonable requirements of the Purchaser in relation to consultation on pensions related issues with any directors, employees or workers of the Company and/or any employee representatives shall be fulfilled and shall enable and assist the Purchaser to inform and consult or communicate with and meet with such persons as the Purchaser may reasonably require.

4.9
In the period between the date of this Agreement and Completion the Vendor undertakes to the Purchaser that it shall, and shall procure that the Company shall, provide the Purchaser and the Purchaser’s advisers with all reasonable assistance that it may require for the purposes of its financing of the acquisition of the Company and providing the Deed of Charge, including, but not limited to: (i) providing copies of the Company’s latest audited accounts, financial forecast information and cash flow projections for the period of twelve months from the Completion Date and all other relevant financial information regarding the Company; (ii) providing access to staff of the Vendor and the Company with detailed knowledge of the financial affairs of the Company; and (iii) passing a special resolution of the Company’s shareholders pursuant to section 155 of the Companies Act 1985 (the Act) PROVIDED THAT such activities shall not cause material disruption to the normal running of the Company and any external costs shall be borne by the Purchaser. In the period between the date of this Agreement and Completion the Purchaser undertakes to the Vendor that it shall, or it shall procure, that all necessary documentation is prepared to allow a whitewash procedure pursuant to sections 155 to 158 of the Act in respect of the Purchaser’s financing of the acquisition of the Company and the provision of the Deed of Charge to be undertaken at Completion, including, but not limited to: (i) drafting statutory declarations to be given by the proposed future directors of the Company pursuant to section 155(6) of the Act; (ii) drafting a memorandum regarding the basis upon which those statutory declarations are made; and (iii) procuring that the Purchaser’s accountants prepare a report pursuant to section 156(4) of the Act.

4.10
The Vendor shall procure that prior to Completion the Company implements a plan to counteract any contamination to the Sterile Product Unit. The Vendor shall indemnify the Purchaser in respect of and shall pay to the Purchaser, or as it may direct promptly after being requested to do so, an amount equal to external costs incurred by the Company before (but only to the extent not already accrued so as to reduce the Working Capital for or paid by the Vendor) or after Completion in respect of this plan in accordance with a reasonable budget agreed between the Vendor and the Purchaser.

5.	CONSIDERATION

5.1	The aggregate consideration payable by the Purchaser to the Vendor for the Shares is the sum of €27,500,000 subject to adjustment under Clause 7 and payable in accordance with Clauses 6.6 and 6.7.

CONFIDENTIAL TREATMENT

6.	COMPLETION

6.1
Subject as hereinafter provided Completion shall take place at the offices of the Vendor’s Solicitors on the Completion Date or at such other place or on such other date as may be agreed between the Purchaser and the Vendor.

6.2	At Completion the Vendor shall deliver or procure to be delivered to the Purchaser those items set out in Part A of Schedule 1.

6.3	The Vendor shall procure that the directors of the Company shall convene and at Completion hold a meeting of the board of directors of the Company at which the directors shall:

6.3.1	vote in favour of the registration of the Purchaser or its nominees as members of the Company (subject only to the transfer of the Shares being duly stamped);

6.3.2	revoke all existing mandates in respect of the operation of bank accounts and issue new mandates giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

6.3.3	change the registered office of the Company in accordance with instructions given by the Purchaser;

6.3.4	change the accounting reference date of the Company in accordance with instructions given by the Purchaser;

6.3.5
appoint such persons (within the maximum number permitted by the articles of association of the Company) as the Purchaser may nominate as directors and secretary and accept the resignations from such officers referred to in Part A of Schedule 1 in each case with immediate effect; and

6.3.6
if required by the Purchaser, accept the resignation of the auditors of the Company as referred to in Part A of Schedule 1 and appoint such firm as the Purchaser may have nominated in writing in advance of Completion as the auditors of the Company.

6.4
At Completion, the Vendor shall procure that an extraordinary general meeting of the Company is held at which new articles of association are adopted in such form as the Purchaser requires and that the name of the Company is changed to Ashton Pharmaceuticals Limited (or such other name as the Purchaser may notify the Vendor in advance of Completion).

6.5	Against compliance with the foregoing provisions of this Clause 6 the Purchaser shall deliver to the Vendor’s Solicitors those items set out in Part B of Schedule 1.

6.6
The Purchaser shall pay the Consideration as follows (for the avoidance of doubt, payment of the sums set out in Clauses 6.6.1, 6.6.2 and 6.6.3 shall, subject to the adjustments in Clause 7, discharge in full the Purchaser’s obligation to pay the Consideration):

CONFIDENTIAL TREATMENT

6.6.1	the Vendor acknowledges and confirms receipt of €500,000 of the Consideration, such amount having been paid to the Vendor on account prior to the date of this Agreement;

6.6.2	on Completion the Purchaser shall pay to the Vendor the sum of €19,000,000; and

6.6.3	the Purchaser shall pay to the Vendor the Deferral Amount in the amounts and on the dates set out below:

Date of Payment	Amount
1 April, 2006	€1,330,000
30 April, 2006	€1,330,000
31 May, 2006	€1,330,000
30 June, 2006	€1,330,000
31 July, 2006	€1,330,000
31 August, 2006	€1,350,000

PROVIDED always that, save for set off in accordance with Clause 6.8, if any amount is not paid on the due date then the whole of the unpaid element of the Deferred Amount shall become immediately due and payable.

6.6.4
All payments made pursuant to this clause 6.6 shall be paid to Beachcroft Wansbroughs’ Euro Client Account, Coutts & Co, 440 Strand, London WC2R 0OS, Sort Code 18 00 22 account number 15537001 Swift No. COUTGB22 or to such other account as may be notified to the Purchaser in writing by the Vendor at least 5 Business Days before the relevant payment is due to be made.

6.7	The Purchaser shall provide security for the payment of the Deferral Amount by means of the Deed of Charge and the Inter-Creditor Deed.

6.8
The Purchaser shall be entitled, at any time prior to payment in full of the Deferral Amount, to set-off against any of the Deferral Amount still due under this Agreement at the relevant time, the amount of any unpaid Settled Claim (as defined in Clause 6.9 below). Any exercise by the Purchaser of its rights under this Clause shall be without prejudice to any other rights or remedies available to the Purchaser under this Agreement or otherwise and, to the extent that the Settled Claim exceeds the outstanding Deferral Amount, such exercise shall be without prejudice to the Purchaser’s ability to claim such excess.

CONFIDENTIAL TREATMENT

6.9	A “Settled Claim” shall be any claim for breach of any of the Warranties, any claim pursuant to Clause 8.8 of this Agreement or any other claim by the Purchaser under this Agreement:

6.9.1	in respect of which the parties have agreed the amount of such claim (in which case the agreed amount shall be the amount of the Settled Claim); or

6.9.2	in respect of which a court has made a final award in respect thereof (in which case, the amount so awarded shall be the amount of the Settled Claim);

6.9.3
in respect of which the Purchaser has delivered to the Vendor a written legal opinion of a Queen’s Counsel of at least 15 years’ call to the effect that, in his opinion, on a balance of probabilities, a court of a competent jurisdiction would award judgment in favour of the Purchaser in respect of that claim (in which case, the amount noted in the opinion shall be the amount of the Settled Claim).

For the purposes of instructing Queen’s Counsel under this Clause, the Purchaser shall provide the Vendor with a draft of the proposed instructions and the Vendor shall have 10 Business Days to review and approve the terms of such instructions on reasonable terms.

Instructions may only be sent to Queens Counsel subject to receipt of such approval.

6.10	If the Purchaser delivers an opinion to the Vendor pursuant to Clause 6.9.3 and sets off the amount of the relevant Settled Claim pursuant to Clause 6.8 and either:

6.10.1	the Purchaser and the Vendor subsequently agree upon the amount of the Claim comprising that Settled Claim; or

6.10.2	a court of competent jurisdiction makes a final award in respect of the claim comprising that Settled Claim;

the Purchaser shall pay to the Vendor an amount equal to the difference between the amount so set off and the amount so agreed or awarded.

7.	COMPLETION ADJUSTMENTS

7.1
The Purchaser and the Vendor shall use all reasonable endeavours to procure that, within 60 Business Days after Completion, the Completion Statement in relation to the Company as at close of business on the Completion Date, is prepared in accordance with the provisions of this Clause 7.

CONFIDENTIAL TREATMENT

7.2
On the Completion Date, the Vendor and the Purchaser (or their representatives) shall carry out a stock take of the Company. To the extent that the Vendor and the Purchaser cannot agree on the results of the stock take, it shall be referred on the application of either the Vendor or the Purchaser for determination by an independent firm of chartered accountants to be agreed upon by the Vendor and the Purchaser. The Vendor shall prepare the draft Completion Statement within 30 Business Days of Completion and submit it to the Purchaser. The amount in the draft Completion Statement in respect of stock shall reflect the results of the stock take carried out on the Completion Date.

7.3
If the Purchaser acknowledges in writing to the Vendor that it is satisfied with the draft Completion Statement either as originally submitted in accordance with Clause 7.2 or after adjustments agreed between the Purchaser and the Vendor within 30 Business Days following its submission to the Purchaser, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this Agreement.

7.4
If the Vendor and the Purchaser do not reach agreement within 60 Business Days after Completion then the matters in dispute and in respect of which reasonable details have been provided by the Vendor to the Purchaser shall be referred, on the application of either the Vendor or the Purchaser, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Vendor and the Purchaser or, failing agreement, to be selected, on the application of either the Vendor or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “firm”). The following provisions shall apply to such determination:

7.4.1
the Purchaser and/or the Purchaser’s accountants and the Vendor and/or the Vendor’s accountants shall each promptly (and in any event within such time frame as reasonably enables the firm to make its decision in accordance with the time frame set down in Clause 7.4.2) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant documents);

7.4.2	the firm shall be requested to give its decision within 20 Business Days (or such later date as the firm determines) of confirmation and acknowledgement by the firm of its appointment hereunder;

7.4.3
in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give its reasons therefor;

7.4.4	the firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

CONFIDENTIAL TREATMENT

7.4.5
each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the firm shall be borne between the Vendor and the Purchaser in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Vendor and the Purchaser.

7.5
When the Vendor and the Purchaser reach agreement on the draft Completion Statement or when the draft Completion Statement is finally determined at any stage in accordance with the procedures set out in this Clause 7:

7.5.1	the draft Completion Statement as so agreed or determined shall be the Completion Statement for the purposes of this Agreement and shall be final and binding on the parties; and

7.5.2
Debt (and the individual Bank Debt and Intra Group Debt figure), Cash and the Working Capital in each case as at close of business on the Completion Date, shall be as set out in the Completion Statement.

7.6	Following the agreement or determination or the Completion Statement:

7.6.1
if the amount of the Debt exceeds the amount of the Cash, the Vendor shall pay to the Purchaser an amount equal to such excess, together with interest on that amount at the base rate of Barclays Bank plc from time to time per annum from the Completion Date, within 3 Business Days of the agreement or determination of the Completion Statement;

7.6.2
if the amount of Working Capital is less than the Target Working Capital, the Vendor shall pay to the Purchaser an amount equal to such shortfall, together with interest on that amount at the base rate of Barclays Bank plc from time to time per annum from the Completion Date, within 3 Business Days of the agreement or determination of the Completion Statement;

7.6.3
if the amount of the Cash exceeds the amount of the Debt, the Purchaser shall pay to the Vendor an amount equal to such excess, together with interest on that amount at the base rate of Barclays Bank plc from time to time per annum from the Completion Date, such payment to be made at such time and by such means as the Purchaser and the Vendor shall agree, provided that if such payment has not been made by the date 6 months from the date of this Agreement, it shall be made on that date;

7.6.4
if the amount of Working Capital is greater than the Target Working Capital, the Purchaser shall pay to the Vendor an amount equal to such excess, together with interest on that amount at the base rate of Barclays Bank plc from time to time per annum from the Completion Date, such payment to be made at such time and by such means as the Purchaser and the Vendor shall agree, provided that if such payment has not been made by the date 6 months from the date of this Agreement, it shall be made on that date.

CONFIDENTIAL TREATMENT

7.7
The Vendor shall procure that on Completion the Company is released from all guarantees and indemnities given by the Company in respect of any liability or obligation of the Vendor or any other member of the Vendor’s Group.

7.8	The parties acknowledge that the Consideration has been agreed on the basis that:

7.8.1	the Intra Group Debt will be the only indebtedness of any kind (whether or not then presently payable) owing on Completion by the Company to any member of the Vendor’s Group; and

7.8.2	no indebtedness of any kind (whether or not then presently payable) will be owing after Completion by any member of the Vendor’s Group to the Company,

other than:

7.8.3	any amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm’s length terms; or

7.8.4	any amounts which may fall to be paid pursuant to any express provision of any of the Transaction Documents.

7.9
If it is established at any time after Completion that any indebtedness of any kind (whether or not then presently payable) was owing on Completion by the Company to a member of the Vendor’s Group, contrary to the basis stated in Clause 7.8, then the Vendor shall pay to the Purchaser an amount equal to such indebtedness (by way of a reduction in and repayment of the Consideration) and the Company shall repay the indebtedness to the relevant member of the Vendor’s Group to which that indebtedness is owing.

7.10
Any currency conversion under this Agreement shall be undertaken at the rate for the relevant currency on the Completion Date, as derived from Bloomberg at 12 noon (London time) on the Completion Date.

8.	WARRANTIES AND INDEMNITIES

8.1	The Vendor represents and warrants to the Purchaser on the date of this Agreement in the terms set out in Schedule 4 subject to

8.1.1	those matters fully and fairly disclosed in the Disclosure Letter; and

8.1.2	any matter expressly provided for under this Agreement.

8.2
Each of the Warranties shall be construed separately and independently and shall be limited by Schedule 5 and as expressly provided otherwise in this Agreement, but otherwise save as expressly provided otherwise in this Agreement, is not limited by reference to any other Warranty or by any other provision of this Agreement or any provision of the Tax Covenant.

CONFIDENTIAL TREATMENT

8.3
Where Warranties are given “as far as the Vendor is aware” or any similar phrase, this shall be deemed to include an additional statement that it has been made after due and careful inquiry, including inquiry of the following individuals (provided that, for the purposes of the Warranties in paragraph 10 of Schedule 4, the Vendor shall only be required to make enquiry of Robert Morgan):

Robert Morgan

Eddie Prady

Michelle Petruzzelli

Anup Mehta

Mark Quick

Tony Weeks

Paul Shaw

8.4	The provisions of the Tax Covenant will take effect from Completion.

8.5
Where there is a liability to withhold any income tax and/or employee national insurance contributions (“Withholding Taxes”) as a result of the exercise of an option held by an employee or former employee of the Company under any share incentive plan operated by or on behalf of the Vendor’s Group (an “Exercise”), the Vendor shall (i) notify the Purchaser within 5 Business Days of such Exercise and (ii) provide the Purchaser with all necessary information to calculate the Withholding Taxes arising from the Exercise, and (iii) recover the Withholding Taxes from the relevant employee and pay these to the exercising optionholder’s employing company within the Purchaser’s Group (which, for these purposes and the purposes of Clause 8.6, includes the Company) not less than 5 Business Days before the date on which the Withholding Taxes must be accounted for to the Inland Revenue. For the purposes of the Vendor’s recovery of the Withholding Taxes, the Withholding Taxes shall be calculated as a sterling amount taking into account exchange rates on the date of the Exercise. The Vendor shall also determine the Withholding Taxes by relying upon a schedule of tax rates applicable to all relevant employees. The initial version of that schedule shall be prepared by the Vendor in advance of any Exercise and updated versions of the schedule shall be provided by the Vendor to the Purchaser as regularly as the Purchaser may reasonably require.

8.6
The Vendor hereby agrees to pay and account to HM Revenue & Customs in respect of any secondary Class 1 National Insurance contributions arising from any Exercise (“Employer NICs”) and agrees to indemnify all members of the Purchaser’s Group in respect of any penalties or other costs which HM Revenue & Customs may impose on any member of the Purchaser’s Group as a result of the Vendor failing to pay and account for the Employer NICs to HM Revenue & Customs within HM Revenue & Customs’ deadlines, and in each case agrees to pay the appropriate amount to the relevant member of the Purchaser’s Group in respect of such indemnity within 10 Business Days of receiving written request for payment.

CONFIDENTIAL TREATMENT

8.7
The Vendor agrees with the Purchaser, the Company and each employee of the Company to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or such employee in connection with the giving of the Warranties and the preparation of the Disclosure Letter. The provisions of this clause:

8.7.1	may be enforced by the Company or any employee of the Company under the Contracts (Rights of Third Parties) Act 1999; and

8.7.2
may be varied or terminated by agreement between the Vendor and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of the Company or any such employee.

8.8	***

8.8.1	***; and

8.8.2	***.

8.9	The Purchaser undertakes that:

8.9.1
it shall (and shall procure after Completion that the Company shall) reach no agreement with the Third Party in respect of any matter giving rise to any Relevant Claim without the Vendor’s prior written consent (such consent not to be unreasonably withheld or delayed);

8.9.2
it shall in good faith take all such steps as may be reasonable to mitigate the cost of the indemnity set out in Clause 8.8 by (without limitation to the generality of the foregoing) involving the Vendor or its nominated representatives in any discussions with the Third Party in respect of any Relevant Claim;

8.9.3
in the event that any proceedings are issued in respect of any Relevant Claim the Vendor shall (having provided reasonable indemnities to the Purchaser (including, without limitation, in relation to any costs and expenses of the Purchaser and the Company)) have the right to conduct and settle such proceedings and shall have reasonable access to the records and personnel of the Purchaser or the Company in order to defend such proceedings, provided that:

(a)	the Vendor shall consult with the Purchaser in relation to such conduct or settlement and shall take account of the Purchaser’s reasonable requests in relation thereto;

CONFIDENTIAL TREATMENT

(b)	the Vendor shall not take any action which might materially prejudice the commercial relationship between the Third Party and the Company; and

(c)	the Vendor shall only be entitled to settle any Relevant Claim to the extent that such settlement is on a financial basis and the sole responsibility of the Vendor;

8.9.4
it shall not carry out or allow any act or omission after Completion which prevents the Vendor from recovering from its insurers under the Product Liability Insurance Policy in respect of the Relevant Claim, provided always that this shall only apply where:

(a)
the Purchaser or the Company knew or ought to have known that the relevant act or omission would result in the Vendor being unable to recover under that Policy (and for these purposes the Purchaser and the Company shall be deemed to have no knowledge of the Vendor’s insurance policies or other arrangements apart from the terms of the Product Liability Insurance Policy itself); and

(b)	the Purchaser or the Company could reasonably have avoided the relevant act or omission without breaching any contract or commitment to which either of them is a party; and

(c)
the Purchaser’s, or the Company’s, avoidance of the relevant act or omission would not, in the reasonable opinion of the Purchaser, be likely to give rise to a material liability or material financial or commercial disadvantage to the Company or the Purchaser for which they would not otherwise be compensated.

8.10	***

9.	LIMITATIONS ON WARRANTIES AND PURCHASER’S REMEDIES

9.1	Schedule 5 shall have effect to limit the liability of the Vendor in respect of the Warranties and, where so stated, the Tax Covenant.

9.2
The Purchaser’s remedy in respect of a breach of this Agreement or the Warranties following Completion shall be in damages for breach of contract only and shall not include recission save that a party shall be entitled to seek other equitable remedies after Completion for breaches of this Agreement other than a breach of the Warranties.

CONFIDENTIAL TREATMENT

9.3	Nothing in Schedule 5 or in the Disclosure Letter shall qualify or limit the liability of the Vendor in relation to:

9.3.1	any of the Warranties set out in paragraphs 14, 15 and 16 of Schedule 4; or

9.3.2
any claim in respect of the Warranties attributable to fraud, dishonesty or wilful concealment on the part of any member of the Vendor’s Group or any agent or adviser of any member of the Vendor’s Group. For the purposes of this Clause 9.3.2 the Vendor’s Group shall include the Company.

9.4
The Purchaser shall not be entitled to recover damages for any breach of the Warranty contained in paragraph 3.6 of Schedule 4 if and to the extent that any act or omission of the Purchaser or the Company after Completion prevents the Vendor from recovering from its insurers under the Product Liability Insurance Policy in respect of the event or matter which was the subject of the Purchaser’s claim under that Warranty, provided always that this shall only apply where:

9.4.1
the Purchaser or the Company knew or ought to have known that the relevant act or omission would result in the Vendor being unable to recover under that Policy (and for these purposes the Purchaser and the Company shall be deemed to have no knowledge of the Vendor’s insurance policies or other arrangements apart from the terms of the Product Liability Insurance Policy itself); and

9.4.2	the Purchaser or the Company could reasonably have avoided the relevant act or omission without breaching any contract or commitment to which either of them is a party; and

9.4.3
the Purchaser’s, or the Company’s, avoidance of the relevant act or omission would not, in the reasonable opinion of the Purchaser, be likely to give rise to a material liability or material financial or commercial disadvantage to the Company or the Purchaser for which they will not otherwise be compensated.

10.	UNDERTAKINGS FROM THE PARTIES

10.1
The Purchaser shall use all reasonable endeavours taking account of commercial requirements to retain the senior managers referred to in Clause 8.3 at the Company for a period of 12 months from Completion provided that this shall not prevent or restrict the Purchaser’s freedom in relation to the role of any individual nor restrict the rights of the Company under that individual’s contract of employment.

10.2	Schedule 8 shall apply in respect of pensions.

CONFIDENTIAL TREATMENT

10.3	The Vendor covenants with the Purchaser and the Company that it shall not and shall procure that no other member of the Vendor’s Group for the time being shall:

10.3.1
for a period of three years after Completion be concerned in any business carrying on business which is competitive or likely to be competitive with the Business as carried on at the Property by the Company at Completion (to the extent that this Business constitutes or relates to manufacturing for third parties who are customers of the Company at Completion or have been customers in the 12 months prior to Completion); or

10.3.2	for a period of one year after Completion:

10.3.2.1	induce or attempt to induce any person who is at Completion a director or key employee of the Company to leave the employment of the Company; or

10.3.2.2	employ or attempt to employ any person who is at Completion a director or key employee of the Company; or

10.3.3
make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, the Company or to any of the employees, customers or suppliers of the Company.

10.4	For the purposes of this Clause:

10.4.1	a person is concerned in a business if it carries on the business as principal or agent or if:

10.4.1.1	it is a partner, director, employee, consultant or agent in, of or to any person who carries on the business; or

10.4.1.2	it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

10.4.1.3
it is a partner, director, employee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business,

disregarding any financial interest of a person in securities which are held for investment purposes only if that person and other members of the Vendor’s Group (the Investors) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and

CONFIDENTIAL TREATMENT

10.4.2	references to the Company include its successors in business.

10.5	Each of the restrictions in each paragraph above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

10.6
If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

10.7	The Vendor acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

10.8
The covenants in this clause may with the prior written consent of the Purchaser be enforced by the Company against the Vendor under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by Agreement between the Vendor and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of the Company.

10.9
Nothing in this Clause 10 shall prohibit the acquisition of a company or a business by the Vendor or the Vendor’s Group where the activities of such a company or business would otherwise breach this Clause 10, provided that such activities are an incidental part of the activities of such company or business.

10.10
The Purchaser undertakes to remove the names “UCB” and “Celltech” from all signage and labels within 3 months of Completion and shall cease use of the names “UCB” and “Celltech” entirely within 4 months of Completion, provided always that the Company may continue to use the “UCB” and “Celltech” name on product-related printed materials for a period of 12 months following Completion or as long as the MHRA shall allow whichever is the shorter period.

10.11	***

10.12	***

10.13
Pending the transfer of a licence referred to in Clause 10.11 or 10.12, the Vendor shall indemnify the Purchaser and the Company, shall keep the Purchaser and the Company indemnified and hold each of them harmless against and shall pay to the Purchaser (or as it may direct) an amount equal to any and all costs, claims, demands and expenses suffered or incurred by the Company as a result of the Company holding that licence.

10.14
The Vendor shall allow the Purchaser the opportunity to match (in respect of all terms) any offer to buy the Dunstable Business made by a third party prior to any sale to a third party and in matching such offer the Purchaser shall become the preferred purchaser in respect of that sale.

CONFIDENTIAL TREATMENT

11.	CONFIDENTIAL INFORMATION AND RECORDS

11.1
The Vendor hereby undertakes to the Purchaser that it will not, and will procure that no member of the Vendor’s Group (including for the purposes of this Clause 11 the Company) or any of their respective agents or advisers will, at any time after the date of this Agreement, directly or indirectly, use, divulge or communicate to any person other than:

11.1.1	to officers or employees of the Purchaser whose employment or office requires them to know the same; or

11.1.2
to the extent required by law (in which case the relevant party shall promptly notify the other party, where practicable and lawful to do so, before the disclosure occurs and shall co-operate with the party regarding the timing and content of the disclosure or any action which the other party may reasonably elect to take to challenge the validity of the disclosure requirement); or

11.1.3	to any professional adviser for the purpose of advising the Vendor but then only strictly on the basis that this Clause 11 shall apply to any use or disclosure by the professional adviser,

any information, or know-how (in whatever form held) not at present in the public domain used in or otherwise concerning the business, customers, commercial relationships, accounts, finances or contractual arrangements or other dealings, transactions or affairs of the Company or the Business which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such information or know-how.

11.2
Clause 11.1 shall not apply to any information or know-how which comes into the public domain otherwise than by a breach of Clause 11.1 by the Vendor (which for these purposes includes, up to Completion, the Company or any other member of the Vendor’s Group or any of their respective agents or advisers).

11.3
The Vendor shall, and shall procure that other members of the Vendor’s Group shall, provide to the Purchaser and to any member of the Purchaser’s Group or any of their advisers, agents or representatives access to the historic accounting and other records and information of the Company and (so far as they are able) to the working papers of the Company’s auditors if necessary in order that the Purchaser and other members of the Purchaser’s Group can comply with their legal and regulatory requirements relating amongst other things to the preparation of group accounts in accordance with US GAAP.

12.	FURTHER ASSURANCE

12.1
Upon and after Completion the Vendor shall, and shall procure that any necessary third party shall, do and execute all necessary acts, deeds, documents and things as may be requested by the Purchaser to vest any of the Shares in the Purchaser or as otherwise may be necessary to give to the Purchaser the full benefit of all of the provisions of this Agreement.

CONFIDENTIAL TREATMENT

12.2
For so long after Completion as the Vendor remains the registered holder of any Share, it shall hold that Share and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that Share and any distributions, property and rights deriving from it as the Purchaser directs; in particular, the Vendor shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

13.	PAYMENT IN RESPECT OF WARRANTIES AND INDEMNITIES

To the extent that the Vendor makes a payment to the Purchaser in accordance with this Agreement (and any Warranty or indemnity given thereunder) or pursuant to the Tax Covenant, the parties agree that the Consideration shall constitute a repayment of and reduction in the amount paid in respect thereof for the purposes of any subsequent accounting for taxation treatment relating to the transaction.

14.	COSTS

The Vendor and the Purchaser will each pay their own costs in relation to the negotiation and completion of this Agreement and all ancillary documents it being acknowledged that any stamp duty is a cost of the Purchaser.

15.	ANNOUNCEMENTS

15.1
The Vendor and the Purchaser shall consult together as to the terms of, the timetable for, and manner of publication of any announcement to employees, customers and suppliers or to the media or otherwise which either may desire or be obliged to make regarding this Agreement. Subject thereto no announcement, circular or communication (other than if and to the extent required by law or any rule or regulation of any stock exchange) concerning the transactions referred to in this Agreement shall be made or despatched by any party to this Agreement without the consent of the other parties such consent not to be unreasonably withheld or delayed.

15.2
Where any announcement, circular or communication is required by law or any rule or regulation it shall so far as is reasonably practicable be made by a party after consultation with the other parties and taking into account the reasonable requirements of the other parties.

15.3
If Completion does not take place the Purchaser shall as soon as reasonably practicable hand over or procure the handing over or destruction of all accounts, records, documents and papers of or relating to the Company which shall have been made available to it and all copies or other records derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information PROVIDED THAT the obligation shall not apply to information available from public records or which is required to be retained by law nor shall it apply to any documents or information which the Purchaser’s advisers reasonably require to retain where there is a dispute between the parties relating to this Agreement.

CONFIDENTIAL TREATMENT

16.	VARIATIONS

No variation of this Agreement or of any of the documents in Agreed Form shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of England.

17.2
The parties hereby irrevocably agree that the Courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings and settle any claim, dispute or difference which may arise out of or in connection with this Agreement.

18.	NOTICES

18.1
Any notice required or permitted to be given hereunder shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by telefax to the party due to receive such notice at that party’s address as set out in this Agreement (or such address as either party may have notified to the other party in accordance with this Clause).

18.2
Any notice delivered personally shall be deemed to be received when delivered to the address provided in Clause 18.1. In the absence of evidence of earlier receipt any notice sent by first class post prepaid recorded delivery shall conclusively be deemed to be received 2 days after posting (6 days if sent air mail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted as recorded delivery mail. A notice sent by telefax shall conclusively be deemed to have been received on successful completion of its transmission.

19.	ASSIGNMENT

19.1
The Purchaser may assign the benefit of this Agreement and of any of the Transaction Documents to any other member of the Purchaser’s Group or to any lender or holder of debt securities issued by any member of the Purchaser’s Group for the time being or any agent of such lender or holder and if it does so:

19.1.1
the assignee may enforce the obligations on the part of the Vendor under this Agreement (including the Warranties) or the relevant Transaction Document as if it had been named in this Agreement or therein as the Purchaser;

CONFIDENTIAL TREATMENT

19.1.2	as between the Vendor and the Purchaser, the Vendor may nevertheless enforce this Agreement or that Transaction Document against the Purchaser as if the assignment had not occurred;

19.1.3	the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Vendor; and

19.1.4	the assignee will not be liable or obligated in any way by reason of such assignment or exercising the rights so assigned.

19.2
A liquidator or administrator, or any receiver or other person or entity entitled to enforce any security or rights under any transaction document may enter into any other assignment or transfer of any such rights, provided that such assignment shall not in any way operate so as to increase the liability of the Vendor or the Purchaser.

19.3
Except as permitted by this Clause 19, none of the rights or obligations under this Agreement or under any Transaction Document shall be assigned or transferred by either party without the prior written consent of the other.

20.	GUARANTEE

20.1
The Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Vendor, the payment and performance by the Purchaser, when due, of all amounts and obligations under this Agreement and the Tax Covenant. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

20.2	The Guarantor’s obligations under this Clause:

20.2.1
constitute direct, primary and unconditional obligations to pay on demand by the Vendor any sum which the Purchaser is liable to pay under this Agreement and to perform on demand any obligation of the Purchaser under this Agreement without requiring the Vendor first to take any steps against the Purchaser or any other person; and

20.2.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a) any time or indulgence granted to, or composition with, the Purchaser or any other person; or

(b) any amendment of this Agreement; or

(c) the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person; or

(d) any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this Agreement or the Tax Covenant.

CONFIDENTIAL TREATMENT

21.	GENERAL

21.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this Agreement or the Tax Covenant shall be made in Euros by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

21.1.1	if that payment is to the Vendor, the account of the Vendor as notified by the Vendor to the Purchaser from time to time;

21.1.2	if that payment is to the Purchaser, the account of the Purchaser as notified by the Purchaser to the Vendor from time to time.

21.2
If a party defaults in making any payment when due of any sum payable under this Agreement or under the Tax Covenant, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 3% above the base rate from time to time of Barclays Bank plc, which interest shall accrue from day to day and be compounded monthly.

21.3
If the Vendor or the Purchaser is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, the Vendor or the Purchaser (as appropriate) shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser or the Vendor of such additional amount as shall be required to ensure that the net amount received by the Purchaser or the Vendor will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

21.4	The receipt by the Vendor’s Solicitors of any sum or document to be paid or delivered at Completion to the Vendor shall discharge the Purchaser’s obligation to pay or deliver it to the Vendor.

21.5
If any term or provision of this Agreement shall be held to be illegal or unenforceable in whole or in part under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the remainder of this Agreement shall not be affected.

21.6
This Agreement (together with the Transaction Documents to be entered into pursuant to or in accordance with it) contains the whole agreement between the parties relating to the subject matter of this Agreement and supersedes all previous agreements, whether oral or in writing, between the parties.

CONFIDENTIAL TREATMENT

21.7
Each party acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in the Transaction Documents) made by or on behalf of the other party before the entering into of this Agreement. Each party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

21.8	Nothing in this Clause 21 limits or excludes any liability for fraud.

21.9
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

21.10	The rights and remedies of either the Vendor or the Purchaser contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.11
Except to the extent that they have been performed and except as expressly provided in this Agreement the Warranties, indemnities, undertakings and obligations contained in this Agreement shall remain in full force and effect notwithstanding Completion.

21.12
Except as specifically stated in this Agreement and in respect of the rights of the Company in clause 8.8 and 10.13 the Contracts (Rights of Third Parties) Act 1999 shall not apply to the rights and obligations in this Agreement.

22.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts by the parties hereto on separate counterparts, each of which when signed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

IN WITNESS of which this deed has been executed and has been delivered on the day and year first above written.

CONFIDENTIAL TREATMENT

SCHEDULE 1

Part A

Vendor’s Completion Obligations

At Completion the Vendor shall deliver or procure to be delivered to the Purchaser:

1.	a duly executed transfer in respect of the Shares in favour of the Purchaser or its nominee(s);

2.
if required by the Purchaser a copy of the letter of resignation of the auditors of the Company, resigning their office as such to take effect from Completion with acknowledgements signed by them in a form satisfactory to the Purchaser to the effect that they have no claim against the Company otherwise than in respect of the amount of accrued fees stated therein and the accompanying statement referred to in Section 394 of the Act in respect of the Company and the original of the letter having been deposited by the auditors in accordance with the Act at the registered office;

3.
letters of resignation in Agreed Form duly executed as a deed from all directors of the Company and its secretary, in each case with acknowledgements in a form satisfactory to the Purchaser that the writer has no claim against the Company for compensation for loss of office, redundancy or unfair dismissal, wrongful or constructive dismissal or otherwise howsoever except only for any accrued remuneration and for any reimbursable business expenses reasonably and properly incurred down to the date of Completion;

4.	copies of all bank mandates of the Company together with electronic statements of all bank accounts as at a date not earlier than two Business Days before Completion;

5.	the documents of title to the Property;

6.	minutes of the Board Meeting held pursuant to Clause 6.3;

7.	a duly executed Deed of Charge and Inter-Creditor Deed (which the Purchaser shall forward to Westernbank Puerto Rico);

8.	the share certificate representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of it being missing);

9.	certified copies of the minutes and the resolutions of the board of directors of the Vendor authorising the execution of this Agreement, the Tax Covenant and the other Transaction Documents; and

10.	minutes of the extraordinary general meeting of the Company.

CONFIDENTIAL TREATMENT

Part B

Purchaser’s Completion Obligations

At Completion and against compliance by the Vendor with its obligations under Clause 6 and Schedule 1 Part A the Purchaser:

1.	shall satisfy the purchase consideration in the manner specified in Clause 6;

2.
shall deliver to the Vendor’s Solicitors a certified copy of the resolutions of the board of directors of the Purchaser authorising the execution of this Agreement, the Tax Covenant and the other Transaction Documents; and

3.
shall deliver to the Vendor’s Solicitors an original legal opinion in terms reasonably satisfactory to the Vendor’s Solicitors attaching a certificate of good standing of the Guarantor (or an equivalent document) and confirming that the Agreement is valid and binding on the Guarantor in accordance with its terms.

4.	shall deliver to the Vendor’s Solicitors the Deed of Charge duly executed by the Purchaser; and

5.	shall deliver to the Vendor’s Solicitors the Inter-Creditor Deed duly executed by Westernbank Puerto Rico.

CONFIDENTIAL TREATMENT

SCHEDULE 2

Working Capital Calculation

CMSL ASHTON UK
GEN LEDGER CODES FOR BALANCE SHEET
Gross Stock
	D105	Consignment Stock
	D110	Production Materials
	D120	Intermediate Stock
	D125	WIP Stock
	D130	Finished Stock
	D140	Consumables Stock
	D190	Group stnd. cost Adj.
	D525	PPV in stock
	D529	Actual to Std Cost Valuation Adjustment

Stock Provisions
	D210	Prov’n - Production Material S
	D220	Prov’n - Intermediate Stock
	D225	Prov’n - WIP Stock
	D230	Prov’n - Finished Stock
	D240	Prov’n - Consumable Stock

Trade Debtor
	D310	Accounts Receivable Control

Bad Debt Provision
	D311	Sundry Trade Debtors
	D318	Doubtful Debt Provision

Interco Debtor
	F614	I/G Celltech R&D
	F616	Inter-Group Celltech Pharmaceu
	F617	Inter-Group UCB R&D

VAT Debtor
	D530	VAT - Inputs
	D533	VAT - Deferment

Other Debtors
	D321	Prepaid Expenses
	D361	Company Credit Cards Control
	D363	Dialcard Control
	D501	Unrealised Exchange Gain/Loss

Trade Creditor
	D510	Accounts Payable Control

CONFIDENTIAL TREATMENT

Interco Creditor
	F615	I/G - Oxford Glyco Science

VAT Creditor
	D531	VAT - Outputs

Other Creditors
	D515	Commission Payable
	D541	Accruals - GRN
	D542	Accruals - Expenses
	D544	Accrued - Bonus
	D545	Zavesca Transfer Reserve
	D546	Accrued - Bonus NIC
	D547	Accrued - Class 1A NIC
	D551	Payroll - Control Account
	D552	Payroll - NIC/PAYE UK
	D560	Payroll - Pension - UK
	D567	Payroll - Flexifund
	D593	Payroll - Jury Service
	F645	Inter Group - CAI

Interco Loan
	F611	I/G Medeva Ltd Loan

Net Cash Balances
	E130	CMS Sterling Current Account -
	E131	CMS Sterling Current Account -
	E132	CMS Sterling Current Account -
	E914	Petty Cash - Ashton
	E916	Petty Cash - Foreign Currency

Fixed Assets	A103	Trademarks
	B110	Land
	B120	Buildings - Freehold Cost b/fwd
	B122	Buildings - Freehold Additions
	B130	Plant & Machinery Cost b/fwd
	B131	Plant & Machinery Leased Cost b/fwd
	B132	Plant & Machinery Additions
	B134	Plant & Machinery Disposals
	B141	Motor Vehicles Leased Cost b/fwd
	B150	IT Hardware Cost b/fwd
	B152	IT Hardware Additions
	B160	Fixtures & Fittings Cost bfwd
	B230	P & M Work in Progress
	B250	IT Work in Progress
	B320	Depn - Buildings - Freehold bfwd
	B322	Depn Charge in Period Buildings Freehold
	B330	Depn - Plant & Machinery Bfwd
	B332	Depn Charge in Period Plant & Machinery
	B334	Depn on Disposal Plant & Machinery
	B335	Depn - Plant & Machinery Leased Bfwd
	B341	Depn - Motor Vehicles Leased bfwd
	B350	Depn - IT Hardware Bfwd
	B352	Depn Charge in Period IT Hardware Leased
	B360	Depn - Fixtures & Fittings bfwd
	B362	Depn Charge in Period Fixtures & Fittings Leased

	G110	Share Capital - Ordinary

	G710	P & L Account B/Fwd.

Working Capital

CONFIDENTIAL TREATMENT

SCHEDULE 3

Property

Freehold:

Address	Proprietor	Title Number	Actual Use

Freehold land and buildings on the east side of the Oldham Road	Celltech Manufacturing Services Limited	GM529765	Factory

CONFIDENTIAL TREATMENT

SCHEDULE 4

Representations and Warranties
(a)

1.	ACCOUNTS

1.1	The Accounts:

1.1.1	comply with the requirements of the Companies Act 1985;

1.1.2
have been prepared in accordance with all current statements of standard accounting practice and financial reporting standards applicable to a company incorporated in the United Kingdom and have been prepared on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding 3 financial years;

1.1.3
contain (as appropriate under UK GAAP) specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company as at the Accounts Date;

1.1.4	give a true and fair view of:

1.1.4.1	the state of affairs of the Company as at the Accounts Date;

1.1.4.2	the assets and liabilities of the Company as at the Accounts Date;

1.1.4.3	the profit or losses of the Company for the financial year ended on the Accounts Date; and

have not been affected by any unusual, extraordinary, exceptional or non-recurring items except as expressly referred to in the Accounts.

1.2	In the Accounts:

1.2.1	the value attributed to each fixed asset of the Company does not exceed its current market value as at the Accounts Date;

1.2.2
the basis of valuation for stocks and work-in-progress has remained the same in respect of the commencement and end of each of the accounting periods of the Company during the period of three years ended on the Accounts Date; and

1.2.3
the rate of depreciation applied in respect of each fixed asset for the period ended on the Accounts Date has been consistently applied over previous accounting periods of the Company and is adequate to write down the value of such fixed asset to its net realisable value as at the end of its useful working life.

CONFIDENTIAL TREATMENT

1.3
The Vendor has no reason to believe that any debt owing to the Company at the date of this Agreement will not in the ordinary course of collection realise its nominal amount plus any costs of collection and any accrued interest.

1.4	All accounts, books, ledgers and other financial records of the Company:

1.4.1	have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Act 1985; and

1.4.2	give a true and fair view of the matters which ought to appear in them.

1.5
The unaudited management accounts of the Company for the period of 7 months ended July, 2005 in the Agreed Form have been prepared applying and adopting policies, principles, bases, conventions, rules, practices, techniques, methods and procedures consistent with those employed in preparing the Accounts and give a true and fair view of the income and expenditure of the Company for that period.

1.6	Since the Accounts Date:

1.6.1
the Company has conducted the Business in a normal and proper manner and has only entered into transactions and incurred liabilities in the ordinary course of day-to-day trading operations and not otherwise;

1.6.2
the Company has not disposed of any assets, other than current assets offered for sale or sold in the course of ordinary trading, and so far as the Vendor is aware the assets of the Company have not been depleted by any unlawful act on the part of any person;

1.6.3
there has been no adverse change in the turnover or the financial or trading position or prospects of the Company; the Company has not made, nor has it agreed to make, capital expenditure exceeding an aggregate of £100,000 in respect of all such expenditure or £50,000 in the case of any one item of expenditure;

1.6.4	the Company has not declared, paid or made any dividend or other distribution; and

1.6.5	the Company has paid its creditors within the times agreed with them and no debt owing by the Company has been outstanding for more than 60 days.

2.	FINANCE, BORROWINGS AND LIABILITIES

2.1	At the Completion Date, the Company does not owe any monies to any person other than in the ordinary and normal course of its business.

CONFIDENTIAL TREATMENT

2.2
Details of all bank accounts maintained or used by the Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than two days prior to the date of this Agreement are attached to the Disclosure Letter.

2.3	Since the date of each statement referred to in paragraph 2.2, no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading.

2.4	Details of all:

2.4.1	overdraft, loan and other financial facilities available to the Company (including the amounts outstanding under those facilities); and

2.4.2	agreements or arrangements for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the Company is a party (each a Lease Agreement),

(including any Security Interest relating to such facilities, agreements or arrangements) and copies of all documents relating to such facilities, agreements or arrangements are attached to the Disclosure Letter and no person who provides these facilities to the Company has notified the Company or the Vendor that:

2.4.3	there has been a contravention of, or non-compliance with, any provision of any such facility, agreement or arrangement; or

2.4.4	there has been any alteration in the terms and conditions of any of such facilities, agreements or arrangements, all of which are in full force and effect.

2.5
There are no outstanding payments owing from the Company to the Vendor, any former member of the Company or any current or former director of the Company except for salaries and expenses in the normal course, details of which are set out in the Disclosure Letter.

2.6
The Company has not given any guarantee or created any other like obligation or given comfort in support of the Vendor, any member of the Vendor’s Group, any former member of the Company or any current or former director of the Company or any other third party.

2.7	Neither the entering into nor Completion of this Agreement will result in the creation, crystallisation or enforcement of any Security Interest over any asset of the Company.

2.8	No-one is entitled to receive from the Company any finder’s fee, brokerage or commission or other benefit in connection with the entering into and/or completion of this Agreement.

CONFIDENTIAL TREATMENT

2.9
The Company has not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent) other than debts owing to it in the ordinary course of its business.

2.10	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

3.	THE BUSINESS, TRADING AND DISPOSALS

3.1	The Company has not committed any breach of any agreement or arrangement to which it is a party and the Vendor is not aware of any material non-compliance by the counterparty thereto.

3.2	The Company is not a party to any agreement, obligation or arrangement:

3.2.1	which has been entered into otherwise than on arm’s length terms or outside the ordinary and normal course of trading;

3.2.2	which is incapable of termination by the Company in accordance with its terms on no more than 12 months’ notice;

3.2.3	in which any member of the Vendor’s Group has an interest;

3.2.4	which can be terminated in the event of a change of control in the underlying ownership or control of the Company;

3.2.5	which involves the supply of products or services the aggregate value of which will represent in excess of 1% of the turnover for the current financial year of the Company;

3.2.6	which requires the Company to make a payment to the counterparty upon termination of the relevant agreement, obligation or arrangement by the Company;

3.2.7	which whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to the Business, profits, assets or liabilities of the Company; or

3.2.8	restricts the Company’s freedom to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit,

and the Company has no offer, bid, tender or proposal outstanding which, by the acceptance or other act of some other person, would give rise to any such agreement, obligation, arrangement or transaction.

3.3	All contracts which are or are reasonably likely to be material to the Business are disclosed in the Disclosure Letter and constitute valid and binding commitments on the parties thereto.

CONFIDENTIAL TREATMENT

3.4
The Company has not received notice in writing that there is a breach of, or any invalidity, or grounds for termination, rescission, avoidance or repudiation of, any agreements, obligations or arrangements to which the Company is a party and which are (individually or in aggregate), or are reasonably likely to be, material to the Business.

3.5	Neither the Vendor nor the Company has received notice that:

3.5.1	any supplier of the Company has ceased or will cease supplying it or has reduced or will reduce its supplies to the Company; or

3.5.2	any customer of the Company has terminated or will terminate any contract with it or withdraw or reduce its custom with it,

(i)  after Completion or as a result of the proposed acquisition of the Company by the Purchaser.

3.6
The Company has not manufactured or sold products which are or have or will become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

3.7	The Company has not accepted any obligation to service, repair, maintain, take back or otherwise do anything in respect of any article sold or delivered by it.

3.8
The Company is not now, nor has during the last six years been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including Articles 81 and 82 EC (formerly Articles 85 and 86 of the EC Treaty)) nor has it, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. The Company has not during the last 10 years been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty).

4.	ASSETS

4.1	The Company has exclusive ownership (free of any Security Interest) of and direct control of and access to:

4.1.1	all documents of title relating to any assets;

4.1.2	all subsisting written agreements to which it is a party; and

4.1.3
all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including any electronic, mechanical or photographic process whether computerised or not) whether operated by the Company or not.

CONFIDENTIAL TREATMENT

4.2
The fixed assets and all other fixed and loose plant, machinery, furniture, fixtures, fittings, equipment, vehicles and all other assets used in relation to the Business are the property of the Company free from any hire or hire-purchase agreement, agreement for payment on deferred terms, bill of sale or Security Interest or other adverse claim and are in the possession of, or under the control of, the Company.

4.3	The Company owns or has, and will following Completion have, the right to use all assets and rights that it needs to carry on its Business as carried on prior to the date of this Agreement.

4.4
All the fixed assets, plant, machinery, vehicles and equipment owned or used by the Company are in good repair and condition, subject to fair wear and tear, are in satisfactory working order, have been properly serviced and maintained on a regular basis by competent personnel, comply with appropriate safety regulations and are not surplus to the Company’s requirements.

4.5
Save for stock which was included in the Accounts and then only to the extent that provision was made in Accounts for such stock, the Company’s current stock in trade (including raw materials and work in progress) is in good condition, meets all relevant statutory, regulatory and industry accepted standards or contractual specifications and is capable of being sold (in the case of finished goods) by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a purchaser or is capable of being used to produce finished goods (in the case of work in progress and raw materials) to produce finished goods which themselves will be capable of being sold by the Company in the ordinary course of its business as aforesaid.

5.	DIRECTORS AND EMPLOYEES

5.1	In this paragraph 5 unless the context otherwise requires:

trade dispute and trade union have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992; and

 worker has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of the Company whether or not he is a worker (as so defined),

and any reference to a contract of employment includes any other contract as referred to in section 230 of the Employment Rights Act 1996 and, in relation to a director or other officer, includes the terms on which he holds the directorship or other office, and any reference to employ or employment has a corresponding meaning.

5.2
There is a schedule attached to the Disclosure Letter showing the following information in relation to each worker of the Company, each person who has accepted an offer of employment made by the Company but whose employment has not yet started and of each worker who has given, or has been given, notice of termination of his employment namely:

5.2.1	name of each employee/worker;

5.2.2	date of birth;

CONFIDENTIAL TREATMENT

5.2.3	job title;

5.2.4	emoluments (including any bonus or commission arrangements and any non-cash benefits);

5.2.5	date of commencement of employment or of any previous employment with which such employment is continuous;

5.2.6	notice period required to be given by the Company and the employee;

5.2.7	whether or not a member of any of the Company’s pension scheme(s);

5.2.8	whether or not a member of a trade union;

5.2.9	date of last increase in salary;

5.2.10
details of any arrangement or practice under which any worker may receive, or any former worker has within the last three years received, any payment, whether contractual, customary or discretionary, by reference to his own performance or the performance of the whole or any part of the business of the Company;

5.2.11	details of any arrangement or practice regarding redundancy payments, whether contractual, customary or discretionary, above the statutory payment; and

5.2.12	details of each loan or other financial assistance provided to any worker, or past or prospective worker, of the Company which is outstanding,

and such information is complete and accurate in all material respects and not misleading in any material respect.

5.3	Copies of standard form contracts for directors and managers are disclosed in the Disclosure Letter.

5.4
Accurate copies of all written employment practices or policies operated in relation to the Company’s workers or any group of them, whether contractual, customary or discretionary are disclosed in the Disclosure Letter.

5.5
Accurate copies of all contracts of employment between the Company and each of its employees which are not on a standard form are attached to the Disclosure Letter, together with copies of any consultancy agreements currently in force to which the Company is a party and copies of any agreements for the secondment to the Company of any person.

CONFIDENTIAL TREATMENT

5.6	There is no association, trade union, works council or any other body or persons representing any of the workers of the Company (a Representative Body).

5.7
Accurate copies of any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992 are disclosed in the Disclosure Letter.

5.8	The Company has complied with its obligations to applicants for employment and its workers and former workers.

5.9
On the Completion Date, the Company will not employ or have any obligation to employ or have seconded to it any person other than the persons particulars of whom are set out in the Disclosure Letter by virtue of paragraph 5.2.

5.10
All subsisting contracts of employment and all agreements referred to in this paragraph 5  to which the Company is a party are terminable by it on three months’ notice or less without compensation (other than compensation pursuant to the Employment Rights Act l996).

5.11
There is no term of employment for any worker of the Company which provides that a change of control, direct or indirect, of the Company entitles the worker to treat the change of control as amounting to a breach of the relevant contract or entitling him to any payment, additional period of notice or other benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

5.12
Since the Accounts Date, no proposal, assurance or commitment by the Company has been communicated to any person regarding any material change (materiality being judged by reference to that individual’s terms and conditions of employment) to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no proposal, negotiations or requests have commenced for any such matter.

5.13
Since the Accounts Date, no employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement and in respect of the reimbursement of expenses.

5.14
The Company is not involved in any dispute with any of its employees affected by (or in any negotiation under or affected by) the Employment Rights Act 1996 (ERA), the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995 and the Trade Union and Labour Relations (Consolidation) Act 1992 nor any person whom the Company is or may be liable to compensate or indemnify is involved in such a dispute and, so far as the Vendor is aware, there are no present circumstances (including Completion) which are likely to give rise to any such dispute or against any person whom the Company is or may be liable to compensate or indemnify.

5.15
So far as the Vendor is aware, no enquiry or investigation affecting the Company has been made or threatened by any governmental, statutory or regulatory authority including the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Office of the Information Commissioner, the Financial Services Authority or any health and safety enforcement body in respect of any act, event, omission or other matter arising out of or in connection with:

5.15.1	any application for employment by any person; or

5.15.2	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

and, so far as the Vendor is aware, there are no circumstances which may give rise to any such enquiry or investigation.

5.16
There is not, and, during the last 3 years there has not been, any pending or threatened dispute between the Company and any material number or category of its employees or any trade union or other organisation formed for a similar purpose and, so far as the Vendor is aware, there are no circumstances (including Completion) which are likely to give rise to any such dispute.

5.17
No worker of the Company is, or has within the last 3 years been, involved in any criminal proceedings relating to the business of the Company and, so far as the Vendor is aware, there are no circumstances which are likely to give rise to any such proceedings.

5.18
So far as the Vendor is aware, there are no circumstances which might give rise to the Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings as is mentioned in paragraph 5.7.

5.19
During the year before the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any Representative Body under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and the Company has not failed to comply with any obligation under that Act.

5.20	So far as the Vendor is aware, neither this Agreement nor Completion will or is likely to cause any director or senior employee to terminate his engagement or employment with the Company.

5.21
Within the last 2 years no compensation or payment (whether pursuant to a legal obligation or ex gratia) has been made or promised by the Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement or the loss of office or redundancy of any present or former director, officer or employee of or consultant to the Company; and there is currently no outstanding obligation or ex gratia arrangement for the Company to pay any compensation (except for remuneration in the normal course) to any present or former director, officer, employee, worker or consultant or to make any payment under any provision of the Employment Rights Act 1996 or any payment for breach of any agreement referred to in this paragraph 5.

CONFIDENTIAL TREATMENT

5.22
With the exception of PAYE and national insurance contributions and tax and employees’ and directors’ national insurance contributions under PAYE and benefits in kind in respect of the payment period current at Completion, the Company does not have outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other levy arising in connection with the employment or engagement of personnel by the Company.

5.23	The Company does not have and is not proposing to introduce any profit sharing, bonus or other incentive scheme for any director, officer or employee.

5.24	Full and accurate particulars of the following are set out in or annexed to the Disclosure Letter:

5.24.1
the rules of each employee share incentive plan in which the employees of the Company participate, whether over shares in the Vendor or in any other company, and any other agreements setting out the terms of such share incentives;

5.24.2	full details of all share options and share awards made to such employees under the share incentive plans referred to in 5.24.1 above;

5.24.3	any agreements to recharge the costs of such share incentives to any company;

5.24.4
all documentation relating to any employee benefit trusts operated in conjunction with any plan referred to in 5.24.1 above, including funding arrangements and numbers of shares held in any trust; and

5.24.5	compliance by the Company with all obligations to account for PAYE and national insurance contributions and all filing requirements in relation to the share incentive plans.

5.25
The share incentive plans referred to in 5.24 have at all times been operated by the relevant member of the Vendor’s Group in accordance with its terms, and there is no ground on which approval for an HM Revenue & Customs approved plan may be withdrawn or cease to apply.

6.	PENSION ARRANGEMENTS

6.1	In this paragraph 6 unless the context otherwise requires:

CONFIDENTIAL TREATMENT

“Approved” means approved by the Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act and a reference to “Approval” is to be construed accordingly;

“Defined Benefit Scheme” means a scheme under which the amount of some or all of the benefits payable to or in respect of a member of the scheme is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member averaged over his service at or close to his retirement, death or withdrawal;

“Disclosed Scheme” means an agreement, arrangement, custom, practice or scheme (including a Personal Pension Scheme and a Stakeholder Pension Scheme) in operation for the payment of or contribution towards a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of an Employee or an Employee’s dependant which has been disclosed in the Disclosure Letter;

“Employee” means a director or employee or former director or employee of the Company;

“Personal Pension Scheme” means a personal pension scheme approved for the purposes of Chapter IV of Part XIV of the Taxes Act to which contributions have been made or are intended to be made pursuant to an agreement, arrangement, custom or practice referred to in paragraph 6.2;

“Relevant Disclosed Scheme” means the Celltech Pension and Life Assurance Scheme which is a Defined Benefit Scheme;

“Stakeholder Pension Scheme” means a stakeholder pension scheme registered under the Welfare Reform and Pensions Act 1999 which has been designated by the Company in accordance with that Act.

6.2
Save for each Disclosed Scheme there is not and has not been in operation and no proposal has been announced to contribute to or enter into or establish any agreement, arrangement, custom or practice (whether legally enforceable or not) for the provision of relevant benefits (as defined in section 612 of the Taxes Act) for an Employee or an Employee’s dependants to which the Company is or has been or will be a party and the Company or any predecessor in business of the Company has not contributed and is not and will not become under any obligation (whether or not legally enforceable) to pay, provide or contribute to any such Agreement, arrangement, custom or practice and the Company has not provided any such benefits on a voluntary basis. No proposal has been announced to establish any other scheme for providing relevant benefits.

6.3	The following material details relating to each Disclosed Scheme have been supplied to the Purchaser’s Solicitors and are annexed to or set out in the Disclosure Letter:

CONFIDENTIAL TREATMENT

6.3.1	true complete and accurate copies of:

6.3.1.1	all trust deeds and rules and other documents currently governing the Relevant Disclosed Scheme;

6.3.1.2	all current explanatory literature and announcements issued to members or people who are entitled to become members of the Relevant Disclosed Scheme;

6.3.1.3	the letter from the Inland Revenue confirming that the Relevant Disclosed Scheme is Approved;

6.3.1.4	the contracting out certificate relating to the Relevant Disclosed Scheme;

6.3.1.5	the last actuarial valuation relating to the Relevant Disclosed Scheme and any subsequent written comments of an actuarial nature;

6.3.1.6	the last trustee’s report and accounts for the Relevant Disclosed Scheme;

6.3.1.7	the identity of the principal employer (where applicable) and the terms of participation of the Company in each of the Disclosed Schemes.

6.3.2
details of the rate or rates at which the Company and the active members who are Employees contribute to the Relevant Disclosed Scheme and make payments in respect of the expenses of administration, management and trusteeship of each Disclosed Scheme.

6.3.3	a full list of all current active members of each Disclosed Scheme who are Employees.

The details relating to the Disclosed Scheme annexed to or set out in the Disclosure Letter contain full and accurate particulars of all the benefits provided by and the terms of the Disclosure Scheme.

6.4
No contribution or payment due to a Disclosed Scheme is unpaid. All amounts that have become due to be paid to the Relevant Disclosed Scheme have been paid on the due dates as required by the governing documentation of the Disclosed Scheme and (where applicable) in accordance with the schedule of contributions prepared under Section 58 Pension Act 1995. The Company has complied with its obligation under Section 111A of the Pension Schemes Act 1993 in respect of each Disclosed Scheme which is a Personal Pension Scheme or a Stakeholder Pension Scheme.

6.5
The Relevant Disclosed Scheme is Approved and there is no reason why such exempt approval may be withdrawn or cease to apply. The Relevant Disclosed Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993. The Stakeholder Scheme meets the criteria for stakeholder pension schemes set out in part 1 of the Welfare Reform and Pensions Act 1999 and is included in the register of stakeholder pension schemes kept by the Pensions Regulator.

CONFIDENTIAL TREATMENT

6.6
All lump sum and pension benefits (other than refunds of contributions with interest where appropriate) payable under the Disclosed Scheme on the death of a member are fully insured under a policy effected with an insurance company of good repute at its normal rates and on its normal terms and all premiums due under that policy have been paid and there are no grounds on which the insurance company could avoid liability under that policy.

6.7	No discretion or power has been exercised under a Disclosed Scheme in relation to Employees to:

6.7.1	augment, enhance or provide additional benefits;

6.7.2	admit to membership any person who was not automatically eligible for membership;

6.7.3	provide any benefit that would not otherwise have been provided;

6.7.4	pay a contribution which would not otherwise have been paid.

6.8
No person has made or threatened any claim (other than a routine claim for benefits) or complaint (including a complaint under a Disclosed Scheme’s internal dispute resolution procedure or to the Pensions Ombudsman) against the Company or against the trustees or administrator of a Disclosed Scheme or made any complaint or report to the Occupational Pensions Regulatory Authority or The Pensions Regulator in respect of any act, event or omission arising out of or in connection with a Disclosed Scheme and so far as the Vendor is aware there are no circumstances which may give rise to any such claim, complaint or report being made.

6.9
The Vendor’s Group has complied with all of the relevant statutes, regulations and requirements in relation to the Disclosed Scheme. No part-time or temporary Employees have ever been excluded from membership of or equal treatment under the Disclosed Scheme, and no Employees have ever been excluded or treated less favourably by reason of their sexual orientation, disability or religious belief.

6.10
No act or omission has occurred which will or may lead to the winding up of the Disclosed Scheme or which is a relevant insolvency event for the purpose of section 75 or section 75A of the Pensions Act 1995.

6.11
The Disclosure Letter contains a statement of the basis on which each Company has undertaken to contribute to each Personal Pension Scheme and the rate and amount of the contributions in respect of each Employee who is a member of the Personal Pension Scheme made in the three years ending on the date of this Agreement.

6.12
No assurance, promise or guarantee (oral or written) has been made or given to any Employee who is a member of a Personal Pension Scheme of a particular level or amount of benefits to be provided for or in respect of him under the Personal Pension Scheme on retirement, death or leaving employment.

CONFIDENTIAL TREATMENT

6.13	The Company has no obligation to pay contributions to a Stakeholder Pension Scheme in respect of any Employee who is a member of such scheme.

7.	INFORMATION TECHNOLOGY

7.1	In this paragraph 7, unless the context otherwise requires:

Computer Systems means the computer equipment, software, ancillary equipment, communications equipment, microprocessors, firmware, operating software, routers, hubs, servers, in each case used by the Company; and

Data Protection Legislation means all statutes, enacting instruments, common law, regulations, directives, codes of practice, circulars, guidance notes, decisions, recommendations and the like (whether in the United Kingdom, the European Union or elsewhere) concerning the protection and/or processing of personal data.

7.2
Save for the bespoke interface between Manugistics and Gemms, the Company does not use any computer software other than standard off the shelf packages generally available to the public (“Standard Software”) and no Standard Software used by the Company has been materially modified. The Company possesses all necessary licences with respect to its use of Standard Software and no licence terms have been breached. The Company has in force maintenance contracts that cover all material items of hardware and software included in the Computer Systems.

7.3
The Company owns or has, and will following Completion have, the right to use all information technology and software that it needs to carry on its Business as carried on prior to the date of this Agreement (including all information technology and software that it needs to perform its obligations under the other Transaction Documents).

7.4
There have been no downtimes, equipment breakdowns or malfunctions, data losses or failures or defects in the Computer Systems or the Standard Software used by the Company in the 12 months prior to the date of this Agreement which have caused any substantial disruption to or had a material adverse effect upon a material part of the Business.

7.5
Neither the Vendor nor, so far as the Vendor is aware, any third party is in material breach of any material agreement relating to the Computer Systems or the Standard Software used by the Company. In this Warranty, material agreement means an agreement where the rights licensed to the Vendor require it to pay more than £100,000 to obtain such rights from the third party or where the loss of such agreement would have a material adverse effect upon a material part of the Business.

7.6	No member of the Vendor’s Group will retain after Completion any material licence of Standard Software used by the Company.

CONFIDENTIAL TREATMENT

7.7
The Computer Systems will, in respect of using, recording, converting and accounting (including rounding up and down and calculating, accounting for and recording compensatory payments) for monetary or currency values denominated in the Euro operate in all material respects in accordance with any applicable laws and directives (including the rules on conversion and rounding set out in the EC regulation number 1103/97).

7.8	The Company has in the two years before the date of this Agreement complied in all material respects with all relevant requirements of the Data Protection Legislation.

7.9
The Company has not at any time received any information notice or similar request for information or any enforcement notice from the Information Commissioner (formerly the Data Protection Commissioner) or his predecessor.

7.10	No member of the Vendor’s Group provides or procures any services relating to the Computer Systems or the Standard Software used by the Company to or for the benefit of the Company.

7.11	The Company has access to and use of the Computer Systems and the Standard Software used by the Company in the Business at the date of this Agreement (subject to the terms of applicable licences).

7.12
The Company employs commercially reasonable procedures for material data back-up and recovery for the Computer Systems and the Standard Software used by the Company as used by the Business in the 12 months prior to the date of this Agreement.

8.	INTELLECTUAL PROPERTY

8.1	The Company has not licensed any Business Intellectual Property Rights to a third party.

8.2
None of the Business Intellectual Property Rights are registered. No registered Intellectual Property Rights are required for the continuation of the Business and the Company owns all Intellectual Property Rights that it needs to carry on its Business as carried on prior to the date of this Agreement (including all Intellectual Property Rights that it needs to perform its obligations under the other Transaction Documents).

8.3
The Company has adequately and correctly recorded and maintained up to date records of all know how that is material to the Business and the Company operates reasonable procedures designed to ensure the recording and maintenance of all know how that is material to the Business or likely to be patentable.

8.4
The Business Intellectual Property Rights are in full force and effect and, so far as the Vendor is aware, not subject to any application for cancellation, amendment, licence of right or compulsory licence.

CONFIDENTIAL TREATMENT

8.5
The Business Intellectual Property Rights are vested in and are legally and beneficially owned solely by the Company free from and clear of any restrictions or Security Interests or appropriately licensed to the Company for use by the Company in the Business (including the business to be undertaken by the Company as contemplated in the other Transaction Documents).

8.6
So far as the Vendor is aware, there is no litigation or other proceedings (whether legal or administrative) pending or threatened involving any of the Business Intellectual Property Rights or any circumstances likely to give rise to any such proceedings and to the best of the information, knowledge and belief of the Vendor no person has made any claim adverse to the continuing enjoyment by the Company of the Business Intellectual Property Rights.

8.7	So far as the Vendor is aware, there is no infringement or unauthorised use by the Company of any Intellectual Property Rights of any other person.

8.8	So far as the Vendor is aware:

8.8.1	there is, and within the past six years there has been, no actual or threatened infringement (including misuse of confidential information) of any Business Intellectual Property Rights; and

8.8.2	no event has occurred which is likely to constitute an infringement or breach by any third party of any of the Business Intellectual Property Rights; and

8.8.3	there is, and within the past six years there has been, no unauthorised use by any person of the Business Intellectual Property Rights.

8.9
So far as the Vendor is aware, neither the Company nor any member of the Vendor’s Group has at any time (except (A) in the normal and proper course of the Company’s day-to-day business and subject to an obligation of confidentiality or (B) to the Company’s professional advisers) disclosed to any person other than the Purchaser or the Purchaser’s advisers:

8.9.1
any of the secret or confidential information or property of the Company, including any financial information, plan, statistics, document, file, client list, marketing information, records or papers; or

8.9.2	any other information relating to the Company’s business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

8.9.3	any secret or confidential information relating to any customer, client, employee or agent of the Company or to any other person who has or has had any dealings with the Company.

CONFIDENTIAL TREATMENT

9.	PROPERTY MATTERS AND INTERESTS IN LAND

9.1	In this paragraph 9 unless the context otherwise requires:

Actual Use means the purposes for which the Property is used brief details of which are given in Schedule 3; and

Conduits means all sewers, drains, pipes, wires, cables, conduits and other conducting media and ancillary equipment and apparatus.

9.2
The Company is the sole legal and beneficial owner of the Property which is the only property in any part of the world owned, occupied or otherwise used by the Company and the information set out in Schedule 3 is accurate and complete in all respects.

9.3	The Property is used and occupied solely for the purposes of the Business.

9.4	The Property is presently used for the Actual Use.

9.5
The Company has received no notice of any existing contravention of any of the provisions of any applicable planning legislation or any other consents and approvals relating to the use of or any development carried out on the Property.

9.6	The Company has received no notice that the Property does not comply with the current requirements of the insurers of the Property.

9.7
The Company has not received notice of and the Vendor is not aware of and does not expect any litigation, action, claim, demand, complaint or dispute relating to the Property or to any land over which the Property has any rights.

9.8	The Company has not been called upon to contribute towards the cost of repair and maintenance of any access to or Conduits serving the Property and no such demands are expected.

10.	ENVIRONMENTAL WARRANTIES

10.1
The Company has obtained all Environmental Licences (all of which are valid and subsisting) and has at all times complied with all applicable Environmental Laws and Environmental Licences. So far as the Vendor is aware no facts or circumstances exist which could result in any non-compliance with any Environmental Laws or Environmental Licences or any Environmental Licence not being extended or renewed.

10.2
The Company is not engaged in any prosecution, litigation, arbitration, action or other proceedings or settlement of any proceedings concerning any Environmental Law, any Environmental Licence or any Dangerous Substance (“Environmental Proceeding”) and, so far as the Vendor is aware, there are no facts or circumstances which are likely to give rise to any such Environmental Proceeding by or against the Company. Neither the Vendor nor the Company has received any notice or other communication from which it appears that the Company has been, is or may be in violation of any Environmental Law or Environmental Licence or that any Environmental Licence may be subject to termination, modification, suspension or revocation and so far as the Vendor is aware there are no circumstances likely to give rise to any such violation, termination, modification, suspension or revocation.

CONFIDENTIAL TREATMENT

10.3
So far as the Vendor is aware there are no circumstances in which the Company could be potentially responsible (wholly or in part) for any material Remedial Action in relation to any Relevant Property. So far as the Vendor is aware, neither the Vendor nor the Company has any actual or contingent material liabilities under Environmental Law whether under contract with another party or otherwise in relation to any Relevant Property.

10.4
So far as the Vendor is aware, there are no above ground or below ground storage tanks (whether in use or disused) at the Property and so far as the Vendor is aware, there have been no such tanks on the Property in the past.

10.5
So far as the Vendor is aware, full and accurate particulars of or, in the case of a document, a copy of all environmental or health and safety assessments, audits, reviews or investigations, whether in draft or final form, which concern in whole or in part the current or previous operations of the Company or any matter relating to the Environment at the Property and which are in the possession or control of the Vendor or the Company have been disclosed.

11.	LITIGATION, DISPUTES AND INVESTIGATIONS

11.1
Apart from claims in respect of motor vehicles covered by insurance, neither the Company nor any person for whose acts the Company may be vicariously liable, is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency; no such matters are pending or threatened; and the Vendor is not aware of any circumstances which are likely to give rise to any such matter.

11.2
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts the Company may be vicariously liable.

11.3
The Company has not received notification that it is the subject of any investigation, enquiry, enforcement proceedings or process by any governmental, regulatory or other body in respect of its affairs and the Vendor is not aware of any circumstances which are likely to give rise to any such investigation or enquiry.

12.	INSURANCE

12.1
The particulars of all insurance policies maintained by the Company or in respect of which it has an insured interest and currently in force (Insurance Policies) are referred to in the Disclosure Letter and are accurate in all material respects and not misleading in any material respect.

CONFIDENTIAL TREATMENT

12.2	Details of any claims made by the Company under any insurance policy in the last 3 years are set out in the Disclosure Letter.

12.3	The Company has not been refused insurance cover in the last 3 years in respect of the Business.

12.4
the Company has properly notified its insurers of all circumstances or claims of which it is aware that are likely to give rise to a claim against the Company in respect of the Sterile Production Unit.

12.5
the Vendor is not aware of any facts or circumstances likely to give rise to any liability or claim incurred by or made against the Company in respect of the Sterile Production Area other that those facts or circumstances notified to the Company’s insurers under the appropriate insurance policies as referred to in Warranty 12.4.

13.	COMPLIANCE AND REGULATORY

13.1
The Company has obtained all licences, permissions, consents and other approvals (of a regulatory nature) required for carrying on the Business in the places and in the manner in which the Business is now carried on and will be carried on following Completion; such licences, permissions, consents and approvals are in full force and effect and have been complied with in all respects, and, so far as the Vendor is aware, no circumstances exist which may result in any of those licences, permissions, consents, or approvals being terminated, revoked, suspended or modified or may prejudice the renewal of any of them.

13.2	The copy of the memorandum and articles of association of the Company which is annexed to the Disclosure Letter is accurate and complete.

13.3
All registers and minute books required by law to be kept by the Company have been properly written up and contain a proper record of the matters which should be dealt with therein and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

13.4	All filings and other documents which the Company is required by law to file with or deliver to the registrar of companies have been correctly filed or delivered.

13.5
Neither the Company, nor any of the officers, agents or employees of the Company (during the course of his duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of the Company.

13.6
The Company has not received any notice or other written communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory authority with respect to an alleged actual or potential violation and/or any failure to comply with any such applicable law, regulation or bylaw, or requiring it/them to take or omit any action.

CONFIDENTIAL TREATMENT

14.	CONSTITUTIONAL AND THE VENDOR

14.1	The Vendor is the sole member of the Company.

14.2	The Company has not agreed to admit any person, nor does any person have the right to be admitted, in either case conditionally or unconditionally, as a member of the Company.

14.3	The Company has no interest in the share capital of, or other investment in, any body corporate and has no outstanding obligation to acquire any such interest.

14.4	The Company is not, nor has it agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium.

14.5
The Vendor has the power to execute and deliver this Agreement, the Tax Covenant and each of the other Transaction Documents and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

14.6
This Agreement constitutes and the Tax Covenant will, when executed, constitute legal, valid and binding obligations on the Vendor in accordance with their respective terms. Each of the other Transaction Documents will, when executed, constitute legal, valid and binding obligations on the Vendor in accordance with its terms.

14.7
The execution and delivery by the Vendor of this Agreement and of each of the other Transaction Documents and the performance of the obligations of the Vendor under it and each of them do not and will not:

14.7.1	conflict with or constitute a default under any provision of:

14.7.1.1	any agreement or instrument to which the Vendor or the Company is a party; or

14.7.1.2	the constitutional documents of the Vendor or the Company; or

14.7.1.3	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Vendor or the Company is bound; or

14.7.2	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

CONFIDENTIAL TREATMENT

14.7.3	result in the creation or imposition of any Security Interest on any of the Shares or any of the property or assets of the Company.

14.8
All authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Vendor to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

15.	OWNERSHIP OF THE SHARES

15.1 The Shares, details of which are set out in Schedule 6, constitute the whole of the issued and allotted share capital of the Company and are fully paid up.

15.2 No person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

15.3 There is no Security Interest on, over or affecting any of the Shares and no person has claimed to be entitled to any such Security Interest.

16.	INSOLVENCY

16.1
No order has been made and no resolution has been proposed or passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

16.2
No administration order has been made in respect of the Company and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint given) in respect of the Company.

16.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any material part of its assets or undertaking.

16.4
No voluntary arrangement has been proposed or approved under section 1 Insolvency Act 1986 in respect of the Company and no steps have been taken to obtain a moratorium under Schedule 1A of the Insolvency Act 1986 in respect of the Company.

16.5	The Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and has not stopped paying its debts as they fall due.

16.6	No distress, execution or other process has been levied or, so far as the Vendor is aware, threatened in respect of any asset of the Company.

CONFIDENTIAL TREATMENT

16.7
No meeting to approve a compromise or scheme of arrangement under section 425 of the Companies Act 1985 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Company.

16.8	The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

16.9
So far as the Vendor is aware, no person has been appointed, no proceedings have been commenced, no order has been obtained and no other action has been taken of a type mentioned in any of the subparagraphs above in any jurisdiction other than the UK.

16.10
No circumstances have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type mentioned in any of the subparagraphs above in any relevant jurisdiction.

16.11
There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

17.	TAX

17.1	Notices and returns

(ii)  All returns, computations, notices and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is expected to be the subject of any dispute with any Tax Authority. All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

17.2	Payment of Tax due / penalties and interest

17.2.1	All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

17.2.2	The Company has not within the period of three years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest on or with reference to Tax.

17.3	Compliance with Tax collection obligations

17.3.1
All income tax and national insurance or social security contributions deductible under the PAYE system and/or any other Taxation Statute have, so far as is required to be deducted, been deducted from payments made or treated as made by the Company and all such amounts due to be paid to HM Revenue & Customs prior to the date of this Agreement have been so paid.

CONFIDENTIAL TREATMENT

17.3.2	The Company does not currently engage, and has not within the last three years engaged, any person whom it has treated as self-employed but who may be an employee of its.

17.4	Investigations and disputes

17.4.1
The Company has not within the last three years been subject to any visit, audit, investigation, discovery or access order by any Tax Authority other than routine visits and routine audits and no Tax Authority has indicated that it intends to investigate any of the Taxation affairs of the Company.

17.4.2	Within the last four years there has been no dispute or difference between the Company and any Tax Authority.

17.5	Anti-avoidance provisions

The Company has not within the last six years entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of a liability to Taxation.

17.6	Records and acquisition costs

17.6.1
If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Accounts Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains would arise (and for the purpose of determining the liability there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA).

17.6.2	The Company holds all the records which it is required to hold by any Taxation Statute.

17.7	Reconstructions etc

17.7.1	The Company, has at no time within the last six years:-

17.7.1.1
been engaged in or been a party to any of the transactions set out in sections 213 to 218 inclusive, ICTA 1988 nor has it made or received a chargeable payment as defined in section 218(1), ICTA 1988; or

17.7.1.2
been a party to or involved in any transaction falling within (or which would but for section 137 TCGA 1992 have fallen within) any of sections 126-139 of that Act (reorganisations, share exchanges and reconstructions).

17.8	Change in the nature of trade

CONFIDENTIAL TREATMENT

Within the period of three years ending with the date of this Agreement there has been no major change in the nature or conduct of any trade or business (as defined in sections 768 and 768B ICTA 1988) carried on by the Company.

17.9	Transfer pricing

The Company is not and has not within the last three years been a party to any transaction or arrangement which may cause the Company’s Tax Liability for any purpose to be calculated in accordance with Schedule 28AA, ICTA 1988 or the transfer pricing provisions of any foreign jurisdiction or double tax convention.

17.10	Groups

17.10.1
The Disclosure Letter contains full particulars of the group of companies of which the Company has been a member for any tax purpose within the last 6 years including but not limited to being a member of any VAT group.

17.10.2
The Disclosure Letter contains full particulars of all claims and surrenders made by the Company within the last three years by way of group relief (as defined by section 402, ICTA 1988), all payments for group relief made or received within the last three years and all arrangements relating to group relief to which the Company is, or has within the last three years been, a party.

17.10.3
The execution or completion of this Agreement will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 179 TCGA

17.11	Value added tax

The Company is a taxable person duly registered for the purposes of VAT and all supplies made by the Company in the course of its trade are taxable supplies.

17.12	Stamp duty and stamp duty land tax

17.12.1	All documents (other than those which have ceased to have any legal effect) to which the Company is a party and which are (or would be if in the United Kingdom be) stampable have been duly stamped.

17.12.2
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, FA 2003) acquired or held by the Company before Completion in respect of which the Vendor is aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.

18.	INFORMATION

The particulars relating to the Company and the Property set out in the Schedules are true and accurate.

CONFIDENTIAL TREATMENT

SCHEDULE 5

Limitation on Vendor’s Liability

1.	The Purchaser acknowledges to and agrees with the Vendor that:-

1.1
as between it and the Vendor it has not entered into this Agreement in reliance on any representations, warranties or undertakings of any kind other than as expressly set out in this Agreement or the other Transaction Documents, and that, with the exception of representations made fraudulently the Purchaser will have no remedy against the Vendor in respect of any representation, warranty or undertaking made prior to the date of this Agreement; and

1.2	any claim by the Purchaser in respect of any breach of the Warranties or a claim under the Tax Covenant (“a Claim”) shall be dealt with in accordance with the following provisions of this Schedule.

2.	The liability of the Vendor in respect of any Claim unless stated otherwise in this Agreement shall be limited as follows:-

2.1	Subject to subparagraph 2.2, the Purchaser shall not be entitled to recover any amount in respect of any one Claim unless it exceeds ***.

2.2
If more than one Claim arises from, or is caused by, the same or similar matter, matters, circumstance, circumstances, cause or causes and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Claims is equal to or exceeds ***, those Claims are recoverable, and subparagraph 2.1 shall not apply to any such Claims.

2.3
The Purchaser shall not be entitled to recover any amount in respect of any Claim unless the aggregate amount of that Claim and all other Claims is equal to or exceeds *** in which event the whole of such amounts shall be recoverable and not merely the excess over ***.

2.4	The aggregate liability of the Vendor to the Purchaser in respect of all and any Claims shall be limited to and shall in no event exceed ***.

2.5	The Vendor shall cease to have any liability for breach of:

2.5.1	**

2.5.2	**

2.5.3	***

except in respect of a Claim of which the Purchaser gives notice to the Vendor before the relevant date and in accordance with paragraph 4.1 of this Schedule but the liability of the Vendor in respect of any Claim shall if it has not been provisionally satisfied, settled or withdrawn be deemed to have been withdrawn and terminate absolutely and shall become unenforceable if proceedings in respect of it shall not have been commenced by being both issued and served on the Vendor within twelve months of the date of the notice of such Claim.

CONFIDENTIAL TREATMENT

3.	The Vendor shall have no liability in respect of any Claim:-

3.1
to the extent that specific allowance, specific provision or specific reserve (other than for deferred tax) in respect of the liability or other matter giving rise to the claim in question was made in the Accounts or (to the extent that it reduces the amount otherwise payable by the Purchaser to the Vendor) in the Completion Statement;

3.2
to the extent that the claim in question arises, or is increased, as a result of any change in legislation not in force at the date of this Agreement which takes effect retrospectively or as a result of any increase in rates of taxation or any change in the law made after the date of this Agreement whether or not the change purports to be effective retrospectively in whole or in part;

3.3
to the extent that the Claim in question would not have arisen but for a voluntary act, knowing omission, transaction or arrangement, carried out by the Purchaser or any of its group companies (including, after Completion, the Company) after the date of this Agreement provided that an act shall not be ‘voluntary’ if it is done:

3.3.1	at the written request of the Vendor or pursuant to a legally binding commitment concerning the Company that existed prior to Completion; or

3.3.2	in order to comply with a legal or statutory obligation; or

3.3.3	in the ordinary course of business.

3.4
to the extent that the Company recovers any loss or damage suffered by the Company forming the basis of the Claim in question under the terms of any insurance policy of the Company for the time being in force (the Purchaser undertaking to procure that, to the extent that the Company has an appropriate insurance policy under which such a claim can be made at the relevant time, as far as is reasonably practicable a claim under any relevant insurance policy is duly and promptly made);

3.5
to the extent that the Claim in question relates to a Tax liability of the Company which arises out of transactions in the ordinary course of business of the Company since the Accounts Date and is not an Interest or Penalty or a surcharge or fine in connection with Tax;

3.6	to the extent that the Claim relates to a Tax liability and would not have arisen but for any voluntary winding up or cessation after Completion of any trade or business carried on by the Company;

3.7	to the extent that the Claim relates to a Tax liability and would not have arisen but for:-

CONFIDENTIAL TREATMENT

3.7.1	any disclaimer of capital allowances claimed by the Vendor or the Company prior to Completion; or

3.7.2	the revocation of any claim or election submitted by the Vendor or the Company prior to Completion;

3.8	to the extent that the Claim relates to a Tax liability and results from any change in the Accounting Date of the Company after Completion;

3.9
to the extent that the Claim results from any change in accounting standards applied by the Company introduced and having effect after Completion other than ones made to comply with accounting standards;

3.10
except in relation to Claims under the Tax Covenant, which is based upon a liability which, at the time such Claim is notified to the Company or Vendor is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such Claim being notified to the Company or Vendor within the time limits specified in paragraph 2.45 the time limit for issuing and serving proceedings for the purposes of 2.45 shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

3.11	to the extent that such Claim arises or is increased as a result of any breach by the Purchaser of any of its obligations under this Agreement or any other Transaction Document;

3.12
which is capable of remedy, unless and until the Purchaser has given the Vendor by notice in writing not less than 20 Business Days within which to remedy such breach in a manner of satisfaction to the Purchaser and the Company or Vendor has failed to do so to the Purchaser’s satisfaction within such period.

4.
If any matter or claim comes to the notice of the Purchaser or the Company which may give rise to a liability under the Warranties the Purchaser shall as soon as reasonably practicable give written notice of that matter to the Vendor specifying, if possible, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it and, subject to being indemnified to the Purchaser’s satisfaction against any liability, costs or expenses which may arise in respect of the claim, shall;

4.1
not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without giving not less than fourteen days’ prior written notice to the Vendor, nor if the Vendor shall within fourteen days of receipt of such notice make a request to take action in accordance with paragraph 4.3 (or shall previously have made such a request) without the written consent of the Vendor;

4.2
provided that confidentiality undertakings satisfactory to the Purchaser are given, give the Vendor and its professional advisers access to the premises and personnel of the Purchaser and/or the Company (as the case may be) and to any relevant chattels, accounts, documents and records within the power or control of the Purchaser and/or the Company so as to enable the Vendor and its professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense;

CONFIDENTIAL TREATMENT

4.3	take such action as the Vendor may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question.

5.
If the Purchaser and/or the Company is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Claim (the Third Party Sum), and any sum is so recovered, then either:

(a)  the amount payable by the Vendor in respect of that Claim shall be reduced by an amount equal to the sum recovered; or

(b) if any amount shall already have been paid by the Vendor in respect of that Claim within the previous 12 months (the Damages Payment) and the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser or the Company (as the case may be) in full for the matter or circumstance which gave rise to the relevant Claim (such excess being the Excess Recovery), the Purchaser shall repay, following receipt of the Third Party Sum, to the Vendor an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment after deducting (in either case) all costs incurred by the Purchaser or the Company in recovering the Third Party Sum (in either case with any repayment supplement under section 825 of the Taxes Act or any interest paid by such other person but less any tax chargeable on the Purchaser or the Company in respect of such interest) and any amount recovered in excess of the amount repaid to the Vendor shall be applied in cancelling any reduction in the de minimis provision under paragraph 2.2 resulting from such Claim.

6.	The amount of any Claim shall take into account the amount of any reduction in or relief from taxation arising by virtue of the loss or damage in respect of which the Claim is made.

7.	For the avoidance of doubt:-

7.1	nothing in this Schedule shall limit the Purchaser’s common law obligation to mitigate its loss in respect of any Claim (excluding for this purpose Claims under the Tax Covenant);

7.2
neither the Purchaser nor the Company shall be entitled to recover damages in respect of any Claim twice or otherwise obtain reimbursement or restitution more than once in respect of the same loss or liability; and

7.3	the Purchaser shall not be entitled to terminate or rescind this Agreement following Completion.

CONFIDENTIAL TREATMENT

SCHEDULE 6

The Company

Date of Incorporation	06.09.2000

Country of Incorporation	England

Company Number	4066383

Directors	Peter Allen appointed 20.12.2000 resigned 17.12.2004 Robert Morgan appointed 20.12.2000 Mark Hardy appointed 22.10.2003 Ms P G Nicholls appointed 31.01.2005

Registered Office	208 Bath Road Slough Berkshire SL1 3WE

Secretary/Officers	Mark Hardy - appointed 29/10/04 John Slater - resigned 29/10/04

Shareholder	UCB Pharma Limited

Authorised Share Capital	1000 £1 Ordinary shares The authorised share capital was increased by 999 shares on 22nd January 2001

Issued Share Capital	1000 £1 Ordinary shares The issued share capital increased on 22nd January 2001

CONFIDENTIAL TREATMENT

SCHEDULE 7

Tax Covenant

1.	INTERPRETATION

1.1	In this Schedule :

“Claim”

means a claim, assessment, notice, demand, or letter or other document issued by or on behalf of a Tax Authority from where it appears that the Company is or may be liable or is sought to be made liable to make or has made a payment to the Tax Authority or is or may be or has been denied or sought to be denied a Relief or that a Relief is or may be or has been utilised is an offset;

“Event”

means an event, act, transaction or omission, including without limitation, a receipt or accrual of value, income or gains, distribution and the entering into and completion of the Agreement and includes any Event (as so defined/which is deemed to occur for the purpose of any Tax);

“Event occurring on or before Completion”	includes any combination of events only the first or some of which take place on or before Completion;
“Relief”

means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

“Surrender of Advance Corporation Tax”	means a surrender of advance corporation tax under Section 240 of ICTA;
“Surrender of Group Relief”	means a surrender of group relief under Section 402 of ICTA;
“Surrender of Tax Refund”	means a surrender of a tax refund under Section 102 of the Finance Act 1989;
“Tax” and “Taxation”

means any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom or elsewhere (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person including all fines, penalties, charges and interest relating to the same (but excluding any charges, interest, penalties or fines arising after Completion by reason of any failure by the Purchaser or the Company after Completion to pay to the relevant Tax Authority any amount in respect of a Tax Liability paid by the Vendor to the Purchaser under this Tax Covenant).

CONFIDENTIAL TREATMENT

“Tax Authority”	means any body or person anywhere in the world having the duty or power to assess levy collect or receive tax.
“Tax Liability”

includes any liability satisfied before the date of this Tax Covenant and any liability as a representative or for which the Company is not primarily accountable or for which it has a right of recourse against another person;

1.2	Unless the context otherwise requires, words and expressions defined in the Agreement have the same meanings in this Tax Covenant as in the Agreement.

1.3	Unless the context otherwise requires, in this Schedule, references to “Clause” shall mean a Clause of this Schedule.

2.	THE VENDOR’S OBLIGATIONS

2.1	Subject to Clause 2.3 the Vendor shall pay to the Purchaser an amount equal to the amount of:

2.1.1	any payment of Tax for which the Company is liable and which arises in consequence of an Event occurring on or before Completion;

2.1.2
any payment of Tax for which the Company is liable and which would have arisen in consequence of an Event occurring on or before Completion and which is not payable in consequence of the utilisation or set-off of some Relief where the Relief arises in respect of an Event occurring after the Accounts Date;

2.1.3	any payment of Tax for which the Company is liable and arising in consequence of an Event occurring:

CONFIDENTIAL TREATMENT

2.1.3.1	after Completion and for which the Company is liable as a result of having at any time before Completion been a member of a group for any Tax purpose; or

2.1.3.2	at any time and for which the Company is liable as a result of having at any time before Completion been controlled or treated for any Tax purpose as controlled by any person or persons.

2.1.4	any payment of Tax for which the Company is liable that would not have arisen but for any election pursuant to section 179A TCGA in respect of:

2.1.4.1	an Event occurring before Completion; or

2.1.4.2	any period before Completion

as a result of which the Company is treated as having made a disposal for tax purposes or to be liable for that Tax;

2.1.5	any repayment of Tax to a Company that was taken into account in the Accounts but which is not available or is lost, reduced or cancelled;

2.1.6
any payment of interest or penalties for which a Company is liable as a result of that Company or any other designated person failing to make any instalment payment under the Corporation Tax (Instalment Payments) Regulations 1998 in any period ending on or before Completion sufficient to avoid such interest or penalties provided that, in the case of any instalment payment made in respect of an accounting period beginning before but ending after Completion, the Vendor shall not be liable for any such interest or penalties to the extent that the relevant instalment payment could reasonably be regarded by the Company as sufficient in light of all material facts and circumstances known, or which ought to have been known, by the Company (or, as the case may be, such other designated person) at the time of making such instalment payment;

2.1.7
any payment of Tax for which the Purchaser is liable as a result of its receiving any payment under this deed; and PROVIDED THAT this clause 2.1.7 shall not apply to the extent that such payment of tax arises or is increased as a result of the Purchaser assigning its rights under this Tax Deed.

2.1.8
any reasonable costs or expenses properly incurred by the Purchaser or the Company in connection with a liability of the Company for any payment of Tax or the non-availability, loss, reduction or cancellation of a repayment of Tax as is, in each case, referred to in the preceding subclauses or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or such non-availability, loss, reduction or cancellation of a repayment of Tax or taking any action in connection with any matter falling within clause 2.1 which is not excluded by the terms of Clause 2.4 of this Schedule 7 or by any of the terms of the Agreement including but not limited to Schedule 5.

CONFIDENTIAL TREATMENT

2.2
The Vendor shall pay to the Purchaser an amount equal to the amount of any liability of the Company to pay for, or repay any amount paid to the Company for, any Surrender of Group Relief, Surrender of Advance Corporation Tax or Surrender of Tax Refund made pursuant to an arrangement entered into on or before Completion.

2.3	Clauses 2.1 and 2.2 do not apply to a liability to the extent that:

2.3.1	the Vendor is excluded from liability as a result of the terms of Schedule 5;

2.3.2	such Tax Liability results from the disclaimer, revocation or waiver after Completion of any part of the benefit of any Reliefs claimed by, or granted to the Company prior to Completion;

2.3.3
it would not have arisen but for or has been increased by a failure or omission by the Company to make any proper claim, election, surrender or disclaimer or to give any notice of consent or do any other thing after Completion, the making, giving or doing of which was taken into account or assumed in computing the provision for Tax (ignoring any provision for deferred Tax) in the Accounts and which has been notified in writing to the Purchaser prior to Completion or disclosed in the Disclosure Letter;

2.3.4
that it accrues after Completion and is pursuant to Section 770 or Schedule 28AA of ICTA or the transfer pricing provisions of any double tax convention or equivalent provisions of any foreign jurisdiction; or

2.3.5	it is fines, penalties or interest in respect of any Tax to the extent that it arises or is increased as a result of any unreasonable delay or default of:-

2.3.5.1	the Purchaser after Completion; or

2.3.5.2	the Company after Completion where the Vendor has complied with its obligations hereunder; or

2.3.6
there is available to the Company any Relief, other than a Relief which arises in respect of an Event occurring after the Accounts Date, which is or can be offset against the Tax Liability in question (and so that the Company shall take all reasonable steps to claim the benefit of any such Relief).

2.3.7	the Tax Liability results from the application of section 768 ICTA A-D 1988; or

2.3.8	such claim has been satisfied under the Warranties.

2.4	Without limitation, none of the following is regarded for the purposes of Clauses as an Event which has occurred in the Company’s ordinary course of business :

2.4.1	an Event giving rise to a liability under Part XVII of ICTA (tax avoidance);

2.4.2	a distribution or deemed distribution within the meaning of ICTA;

CONFIDENTIAL TREATMENT

2.4.3
any transaction or deemed transaction which is treated for any Tax purpose as taking place for a consideration other than the actual consideration (if any) or in respect of which an adjustment fails to be made for any Tax purpose in the Company’s position by reason of the fact that its terms differ from those (if any) which would have been made between persons dealing at arm’s length; or

2.4.4
an Event which results in the Company being accountable for Tax in a representative capacity or for which it is not primarily accountable or for which it has a right of recourse against another person; or

2.4.5	an Event which results in or consists of the Company’s failure to deduct or account for Tax or pay Tax when due; and

2.4.6	an Event giving rise to a liability within Section 419 of ICTA.

2.5
Except in any case involving fraud or negligent conduct no claim or claims shall be made under this Tax Covenant unless notice of such claim shall have been given to the Vendor in writing prior to the seventh anniversary of Completion.

3.	PAYMENTS: SUPPLEMENTARY

3.1	Insofar as payments under Clause 2 are less than the Consideration actually paid, they shall constitute a repayment of and reduction in the Consideration.

3.2	All payments made by the Vendor under this Tax Covenant shall be made gross, and free of any counterclaim or set-off other than as required by law.

3.3
If a payment made by a Vendor under Clause 2 will be or has been subject to Tax, that Vendor shall on demand from the Purchaser pay the Purchaser the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax PROVIDED THAT this Clause 3.3 shall not apply to the extent that such Tax arises or is increased as a result of the Purchaser assigning its rights under the Tax Deed.

4.	APPEALS AND CONDUCT OF CLAIMS

4.1	If, and only if, the Company or the Purchaser receives a Claim relating to a Tax Liability as mentioned in Clause 2.1:

4.1.1	the Purchaser shall as soon as reasonably practicable give notice of the Claim to the Vendor; and

4.1.2
subject to Clauses 4.3 and 4.4, the Purchaser shall, and shall ensure that the Company will, take any action the Vendor may reasonably request to avoid, dispute, resist or compromise the Claim if the Vendor has first agreed (to the Purchaser’s reasonable satisfaction) to indemnify the Purchaser and the Company against the Tax, and any additional Tax and costs which the Purchaser or Company may incur in connection with the taking of such action.

CONFIDENTIAL TREATMENT

4.2	The Vendor’s rights under Clause 4.1.2 cease if the Vendor fails to comply with any of their obligations under this Tax Covenant or if the Vendor:

4.2.1
takes corporate action or if other steps are taken or legal proceedings are started for its winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, trustee or similar officer of it or any of its assets; or

4.2.2
is unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of his indebtedness or makes a general assignment for the benefit of, or a composition with, his creditors.

4.3	The Purchaser is not obliged to take, or cause to be taken, any action pursuant to Clause 4.1.2 which involves:

4.3.1
actually fighting a dispute in the jurisdiction concerned unless the Vendor shall have produced to the Purchaser (if the Tax is a United Kingdom tax or arises within the United Kingdom) the opinion of tax counsel of not less than 10 years’ call, or (otherwise) the opinion of an expert of similar standing, that such action is reasonable.

4.4
Clause 4.1.2 does not apply, or shall cease to apply, if the Vendor or the Company appear to have sought to evade the Liability for Tax in question or appear to have acted fraudulently, or fraudulently omitted to act, in relation to that Tax Liability, whether before or after the making of any Claim.

4.5
Subject to the provisions of this Clause, any sum bona fide paid by the Company in discharge or settlement of the relevant liability or purported liability, or any figures bona fide agreed or not contested by the Company which determine what any relevant liability or purported liability is or would have been, shall be conclusively presumed to constitute the relevant liability for the purposes of Clause 2.

5.	DATE FOR PAYMENT AND INTEREST

5.1
If a Tax Liability arises under Clauses 2.1.1 or 2.1.2 or 3.3 the Vendor shall pay to the Purchaser the relevant amount in cleared funds on or before the fifth Business Day before the date on which the Tax is payable.

5.2	If a liability arises under Clause 2.1.2 the Purchaser shall notify the Vendor of the amount payable.

5.3
If the Vendor so requests within 14 days starting on the day after delivery of the notice, the Purchaser shall ensure that (at the Vendor’s cost) the Purchaser’s auditors (acting as experts and not as arbitrators) confirm the amount referred to in Clause 5.2. This determination shall (except for manifest error) be conclusive and binding on the Vendor.

CONFIDENTIAL TREATMENT

5.4	The Vendor shall pay the amount referred to in Clause 5.2 to the Purchaser in cleared funds:

5.4.1	in the case of a liability under Clause 2.1.1 or 2.1.2, on or before the fifth Business Day before the date on which the Tax would have been payable;

5.4.2	otherwise, on or before the fifth Business Day after the date of the notice.

5.5
If any sum due and payable by the Vendor under this Tax Covenant is not paid on the due date in accordance with the provisions of this Tax Covenant, the Vendor shall in addition to that sum pay interest to the Purchaser from the date for payment of the sum to and including the day of actual payment of the sum for the next Business Day if the day of actual payment is not a Business Day). The interest accrues from day to day (before and after judgment) at the rate of 3% per year above the base rate of the Barclays Bank plc (or if there is not base rate, at a similar rate reasonably selected by the Purchaser) and is compounded monthly.

6.	RECOVERY FROM THIRD PARTIES

6.1	If:

6.1.1	the Company or the Purchaser is entitled to recover from another person (including, without limitation, any Tax Authority) a sum falling within Clause 2.1; and

6.1.2
the Vendor has first agreed (to the Purchaser’s reasonable satisfaction) to indemnify the Purchaser and the Company against all costs which the Purchaser or the Company may incur in connection with the taking of the following action;

then, at the Vendor’s request, the Purchaser shall, and shall ensure that the Company will take any action reasonably requested by the Vendor to enforce recovery against the other person.

6.2	The Purchaser shall account to the Vendor for the lesser of:

6.2.1	the sum recovered (including any interest paid by the other person), net of any Tax on the sum and that interest; and

6.2.2	the amount paid by the Vendor under Clause 2.1 in respect of that matter.

7.	TAXATION AFFAIRS

7.1	In this clause 7:

CONFIDENTIAL TREATMENT

“Tax Computations”  means the corporation tax computations and returns of the Company;

“Past Period”  means all accounting periods (within the meaning of section 12 ICTA) of the Company ended on or before the Accounts Date;

“Current Period”  means all the accounting periods (within the meaning of section 12 ICTA) of the Company current at the date of Completion.

“Relevant

Information”  means any Tax Computation, document or correspondence, and details of any information or proposal relating to the tax affairs of the Company;

7.2
The Vendor or their duly authorised agents or advisers shall, at the cost of the Company, prepare, submit and deal with the Relevant Information for the Past Period (to the extent this has not already been done), whereas the Company shall prepare, submit and deal with the Relevant Information for the Current Period.

7.3
The Vendor shall deliver to the Purchaser for comments any Relevant Information which relates to the Past Period prior to its submission to the Inland Revenue and the Vendor shall take account of the reasonable comments of the Purchaser and make such amendments to that Relevant Information as the Purchaser may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to the Inland Revenue.

7.4
The Vendor shall ensure that all Relevant Information to be submitted to the Inland Revenue is true, accurate and lawful in all respects and is not in any way fraudulent or misleading. The Vendor shall not, and shall procure that no other person shall, submit to the Inland Revenue any Relevant Information or agree any matter with the Inland Revenue where the Purchaser has notified the Vendor in writing that such Relevant Information or matter is not true, accurate and lawful in all respects. If the Vendor are in breach of any of their obligations under this clause 7.4 and the breach has not been fully corrected within five Business Days of the Purchaser giving written notice to the Vendor of it, the Company shall take control of the Tax Computations for all accounting periods and the remaining provisions of this clause 7 shall cease to apply.

7.5	Subject to clauses 7.3 and 7.4, the Purchaser shall procure that:

7.5.1
the Company properly authorises and signs the Tax Computations for the Past Periods and makes, signs or otherwise enters into all such elections, surrenders, claims or disclaimers, gives such notices and signs such other documents as the Vendor shall reasonably require in relation to the Past Periods (provided that the Purchaser shall not be obliged to procure that the Company takes any action in accordance with this clause 7.5.1 which is any way untrue, inaccurate, unlawful, fraudulent or misleading);

7.5.2
the Company provides to the Vendor such information and assistance (including, without limitation, access to the Company’s books, accounts and records) which may reasonably be required by the Vendor or its duly authorised agents or advisers for the purpose of preparing, submitting, negotiating and agreeing the Tax Computations for the Past Periods; and

CONFIDENTIAL TREATMENT

7.5.3	any correspondence which materially relates to the Tax Computations for the Past Periods shall, if received by the Purchaser or the Company, be copied to the Vendor.

7.6
The Company shall deliver to the Vendor for comments any Relevant Information relating to the Current Period prior to its submission to the Inland Revenue and the Company shall take account of the reasonable comments of the Vendor and make such amendments to that Relevant Information as the Vendor may reasonably require in writing within 30 days of the date of delivery of that Relevant Information prior to its submission to any Tax Authority.

7.7	Each of the Purchaser and the Vendor shall:

7.7.1
use all reasonable endeavours to finalise, submit and (where relevant) agree those Tax Computations for which they are responsible as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits.

7.7.2
deliver to the other copies of any material correspondence sent to, or received from, any Tax Authority relating to the Tax Computations for the Past Period and Current Period and shall keep the other informed of its actions under this clause.

8.	SAVINGS

8.1
If any Tax Liability which has resulted in a payment having been made by the Vendor under this Deed or for breach of any of the Warranties contained in clause 14 of Schedule 4 has given rise to a Relief for the Company or the Purchaser which would not otherwise have arisen, then:

8.1.1	the Purchaser shall procure that full details of such Relief are given to the Vendor as soon as reasonably practicable; and

8.1.2
to the extent that the liability of the Purchaser or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser, if so requested by the Vendor, shall, on the later of:

8.1.2.1	the date when the Purchaser or the Company would have been under an obligation to pay the Tax Liability so reduced; and

8.1.2.2	the date when such reduction is agreed by the relevant Tax Authority,

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make a repayment to the Vendor of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this clause 8.1 made by the Vendor and to the extent that there is any excess such excess shall be carried forward and set against any future payment or payments under this Deed.

9.	MITIGATION

The Vendor shall have the right to require the Purchaser to procure that the Company uses such Reliefs (other than Reliefs arising in respect of an Event occurring after the Accounts Date) available to the Company to reduce or eliminate the Vendor’s liability under this Tax Covenant such Reliefs to be used in priority to Reliefs arising in respect of an Event occurring after the Accounts Date;

PROVIDED THAT no claim, election or surrender shall be made under this clause 9 if such claim, election or surrender would increase or be likely to increase any Tax Liability of the Purchaser or of the Company arising, due or payable on or after Completion.

10.	PURCHASER’S COVENANT

10.1
Subject to 10.2 below, the Purchaser covenants with the Vendor that it will pay to the Vendor such an amount as (after deducting any Tax for which they are liable thereon) is equal to any liability which any of them may suffer or incur under 767A, 767AA or 767B ICTA 1988 [or any equivalent enactment in any jurisdiction outside the United Kingdom] (or which any of them would have suffered or incurred but for some Relief being available to the Vendor) by reason of or by reference to any action or omission by the Company occurring or deemed to occur at any time after Completion.

10.2	The covenant in clause 10.1 above shall not apply in respect of any Tax which gives rise to a claim by the Purchaser under this Tax Covenant.

11.	VENDOR’S VAT GROUP

11.1	The Company is a member of “the Vendor’s VAT Group” of which UCB Celltech (a branch of UCB SA) is the representative member (the “Representative Member”).

11.2
As soon as reasonably practicable after Completion the Vendor will procure that the Representative Member will, if it has not already done so, make an application to HM Revenue & Customs for the exclusion of the Company from the Vendor’s VAT Group and the Vendor or the Representative Member shall request that such application takes effect from Completion.

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SCHEDULE 8

Pensions

1.	INTERPRETATION

1.1	In this Schedule the following expressions have the following meanings:

“Executive Employees”	means the following Transferring Employees: Bob Morgan, Anup Metha, Michelle Petruzzelli, Anthony Weeks, Edward Prady, Mark Quick and Paul Shaw;
“Executive Joining Employee”	means an Executive Employee who becomes a Joining Employee;
“Taxes Act”	means the Income and Corporation Taxes Act 1988;
“Joining Employee”	those Transferring Employees who accept the offer of membership of the Purchaser’s Scheme;
“Non-Executive Joining Employee”	means those Joining Employees who are not Executive Joining Employees;
“Pensionable Salary”	means, in relation to a Joining Employee, his or her basic pay from the Company less the applicable State Lower Earnings Limit;
“Purchaser’s Scheme”	the retirement benefits scheme to be nominated or established by the Purchaser pursuant to paragraph 2;
“Transferring Employees”	the employees of the Company who are active members of the Vendor’s Scheme at Completion;
“Vendor’s Scheme”	The Celltech Pension and Life Assurance Scheme and, where the context so requires, its trustees.

1.2	Words and expressions defined in the Taxes Act or in the Pension Schemes Act 1993 (“the Pensions Act”) have the same meanings in this Agreement.

1.3	References in this Schedule to paragraphs are to paragraphs of this Schedule.

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2.	THE PURCHASER’S SCHEME

The Purchaser warrants and undertakes to the Vendor that:

2.1
it will nominate a shortlist of prospective providers for the Purchaser’s Scheme by notice in writing to the Vendor before Completion and the Purchaser shall establish the Purchaser’s Scheme as soon as practicable and no later than one month after Completion and will provide such details of the Purchaser’s Scheme as the Vendor may reasonably request;

2.2
the Purchaser’s Scheme is or will be wholly administered in the United Kingdom and which is or will be approved by the Inland Revenue as an exempt approved scheme within the meaning of section 592 of the Taxes Act;

2.3
the Purchaser’s Scheme will provide a facility by which individual Joining Employees will be able to contract out of the State Second Pension on a protected rights basis (for the avoidance of doubt, the Purchaser’s Scheme will not provide contracted-out retirement benefits in respect of Joining Employees);

2.4	it will procure that the Company is admitted to participation in the Purchaser’s Scheme (if necessary);

2.5
the Purchaser’s Scheme will for at least 1 year after Completion provide for and in respect of each Joining Employee in relation to pensionable service after Completion, benefits on a money purchase basis as follows:

2.5.1
Joining Employees will be permitted to pay employee contributions to the Purchaser’s Scheme at rates of either 2.5%, 3.5% or 4.5% of Pensionable Salary as determined by each Joining Employee from time to time;

2.5.2	the Company will pay employer contributions to the Purchaser’s Scheme:

2.5.2.1
in respect of Non-Executive Joining Employees, at a rate of £3 per £1 paid by each Non-Executive Joining Employee pursuant to paragraph 2.5.1 above, subject to a maximum employer contribution rate of 13.5% of Pensionable Salary;

2.5.2.1
in respect of Executive Joining Employees, at a rate of £4 per £1 paid by each Executive Joining Employee pursuant to paragraph 2.5.1 above, subject to a maximum employer contribution rate of 18% of Pensionable Salary.

All contributions will be subject to HM Revenue & Customs’ limits, as applicable.

2.6
The Purchaser shall procure that the Company will after Completion provide for and in respect of Transferring Employees life assurance cover (such cover to be insured with an insurance company of good repute) of 10 times their basic salary in order to provide for and in respect of each Transferring Employee lump sum or pension benefits in a form which is or will be capable of being approved for the purposes of Chapter I or IV of Part XIV of the Taxes Act.

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3.	INVITATION TO MEMBERS

3.1
The Purchaser shall supply to the Vendor not less than 7 days before Completion a draft notice and application form to be issued to the Transferring Employees offering them membership of the Purchaser’s Scheme with effect on and from Completion. The notice shall not be issued until agreed by the Vendor but its agreement shall not be unreasonably withheld. The parties will have their respective best endeavours to reach agreement at least 2 days before Completion.

3.2
As soon as practicable after the notice has been agreed the Purchaser shall or shall procure that the Company will invite the Transferring Employees to join the Purchaser’s Scheme by issuing the notice and the application form to each of the Transferring Employees. The Purchaser or the Company will notify the Transferring Employees that a reply must be given within 7 days after the notice and application form are issued.

4.	INDEMNITY

The Vendor undertakes to the Purchaser and the Company to indemnify and keep indemnified on a continuing basis the Company against any liability it may incur whether under section 75 or section 75A of the Pensions Act 1995. The Vendor shall procure that the trustees of the Vendor’s Scheme will determine and calculate whether a debt is due under the applicable section and, if such a debt is due, the Vendor shall immediately pay and settle such debt in full and shall also procure to obtain a written discharge of the obligation for the Company from the trustees of the Vendor’s Scheme within four months after Completion.

5.	PENSIONS

5.1
The Vendor undertakes to the Purchaser and the Company to indemnify and keep indemnified the Company on a continuing basis against any costs, expenses, penalties, fines, liabilities to contribute or to provide support which are levied, imposed or incurred pursuant to:

5.1.1	sections 38-42 of the Pensions Act 2004 for a period of 6 years after Completion; and

5.1.2	sections 42-57 of the Pensions Act 2004 for a period of 12 months after Completion;

as a consequence of the Company or any person connected or associated to the Company participating in the Vendor’s Scheme prior to Completion.

5.2
The Vendor shall procure that such action as may be required to obtain a legally binding and valid release (to the released party’s satisfaction) for either the Purchaser and/or the Company to or in respect of the Vendor’s Scheme under sub-paragraph 5.1 is taken as soon as practicable and may include (without limitation) the Seller, its agents or representatives entering into alternative financial arrangements.

5.3
Unless otherwise explicitly stated, notwithstanding the provisions of any other clause in this Agreement, the indemnities contained in this paragraph 5 shall be unlimited in respect of both time and amount.

6.	THIRD PARTY RIGHTS

A person (a “third party”) who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act to enforce any term of this Agreement or this Schedule relating to pension provision for Transferring Employees notwithstanding that any such term may purport to confer or may be construed as conferring a benefit on such third party. The foregoing provisions of this paragraph 12 shall not affect any right or remedy of such third party which exists or is available apart from the Act.

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SIGNATURE PAGE

EXECUTED as a Deed by UCB
PHARMA LIMITED
acting by:

PETER NICHOLLS

Director

MARK GLYN HARDY

Director/Secretary

EXECUTED as a Deed by
INYX EUROPE LIMITED
acting by:

JACK KACHKAR

Director

DOUGLAS BROWN

Director/Secretary

EXECUTED as a Deed by
INYX, INC.
acting by and
acting under the authority of Inyx, Inc.

JACK KACHKAR

Director

DOUGLAS BROWN

Director/Secretary

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